UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FARO Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FARO TECHNOLOGIES, INC.

250 Technology Park

Lake Mary, Florida 32746

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2013

To our shareholders:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of FARO Technologies, Inc. on May 23, 2013, at 10:00 a.m., Eastern time, at our principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746. At the meeting, shareholders will vote on the following matters:

1.	The election of two directors, John Caldwell and John Donofrio, to the Board of Directors to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2016.

2.	The ratification of Grant Thornton LLP as our independent registered public accounting firm for 2013.

3.	A non-binding resolution to approve the compensation of our named executive officers.

4.	Any other business that may properly come before the meeting or any postponements or adjournments of the Annual Meeting.

Holders of record of FARO common stock at the close of business on April 4, 2013 are entitled to vote at the Annual Meeting.

Your vote is important, and it is important that your shares be represented at the Annual Meeting, no matter how many shares you own. Even if you plan to attend the Annual Meeting, please complete, date and sign the proxy card and mail it as soon as possible in the envelope provided, or vote by telephone or the Internet according to the instructions on your proxy card. Even if you return a proxy card or vote by telephone or the Internet, if you attend the Annual Meeting, you may revoke your proxy and vote your shares in person if you would like to do so.

Thank you for your continued support.

By Order of the Board of Directors

April 12, 2013	JAY W. FREELAND
President and Chief Executive Officer

FARO TECHNOLOGIES, INC.

250 Technology Park

Lake Mary, Florida 32746

PROXY STATEMENT FOR

2013 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FARO Technologies, Inc. (the “Company”) for use at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on May 23, 2013, at 10:00 a.m., Eastern time, at the Company’s principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746, and at any adjournment or postponement of the Annual Meeting. The Company’s telephone number at its principal executive offices is (407) 333-9911.

This Proxy Statement and the accompanying proxy card, together with the Company’s Annual Report to Shareholders, is first being mailed on or about April 12, 2013 to shareholders entitled to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our principal executive offices for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on May 23, 2013.

This Proxy Statement and a proxy card, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our 2012 Annual Report, are available at: www.faro.com/proxyvote.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following matters:

1.	The election of two directors, John Caldwell and John Donofrio, to the Board of Directors to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2016.

2.	The ratification of Grant Thornton LLP as our independent registered public accounting firm for 2013.

3.	A non-binding resolution to approve the compensation of our named executive officers.

Shareholders will also transact any other business that may properly come before the Annual Meeting. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. Members of our management and representatives of Grant Thornton LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from shareholders. A brief report by members of management on the Company’s 2012 performance will follow the Annual Meeting.

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and proxy card because you owned shares of FARO Technologies, Inc. common stock on the record date, April 4, 2013. This Proxy Statement describes matters we would like you to vote on at the Annual Meeting. It also provides you with information about these matters so that you can make an informed decision.

What is a proxy?

A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our board of directors has designated two of our officers, Jay Freeland, our President and Chief Executive Officer, and Keith Bair, our Senior Vice President and Chief Financial Officer, as proxies for the Annual Meeting.

Who is entitled to vote?

Holders of our common stock outstanding as of the close of business on April 4, 2013 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he or she held on the Record Date.

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

Who can attend the Annual Meeting?

All holders of shares of stock of FARO Technologies, Inc., or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name,” you will need to bring a copy of your bank or brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting. Shareholders also must present a form of personal photo identification to be admitted to the Annual Meeting.

How many shares must be present to hold the meeting?

A quorum of shareholders is necessary to hold a valid shareholders meeting. A majority of the 17,091,324 shares of common stock outstanding on the Record Date and entitled to be cast on any matter at the Annual Meeting must be represented, in person or by proxy, to constitute a quorum at the Annual Meeting. If you vote, your shares will be included in the number of shares to establish the quorum. Shares represented by proxy cards either marked “ABSTAIN” or returned without voting instructions and shares treated as “broker non-votes” will be counted as present for the purpose of determining whether the quorum requirement is satisfied.

Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of the Annual Meeting unless a new record date is or must be set for such adjournment or postponement).

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders who are represented, in person or by proxy at the meeting, may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the meeting at the time of adjournment, and no other notice will be given unless the Board of Directors fixes a new record date.

How many shares must be present to consider each matter at the Annual Meeting?

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a specific proposal will constitute a quorum for that proposal. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. Shares represented by proxy cards either marked “ABSTAIN” or returned without voting instructions will be counted as present for the purpose of determining whether the quorum requirement is satisfied for all proposals at the Annual Meeting. If your shares are held in street name and you do not provide voting instructions to your bank or broker, your shares will not affect the determination of whether a quorum exists for proposals 1 or 3, but your shares will be counted as present for the purpose of determining whether the quorum requirement is satisfied for proposal 2.

What is the effect of not voting?

If you are a registered shareholder and you submit a proxy but do not provide any voting instructions, your shares will be voted:

•	FOR the election of John Caldwell and John Donofrio to the Board of Directors;

•	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2013; and

•	FOR the approval of the compensation of our named executive officers.

If you are a registered shareholder and you do not vote, your un-voted shares will not count toward the quorum requirement for the Annual Meeting or any proposal considered at the Annual Meeting. If a quorum is obtained, your un-voted shares will not affect the outcome of any proposal.

If you own shares in street name and do not instruct your bank or brokerage firm how to vote your shares, your bank, broker, or other holder of record may not vote your shares on non-routine matters such as Proposal 1—Election of Directors or Proposal 3—Advisory Vote on Executive Compensation, and your shares will be considered broker non-votes on those proposals. However, it may vote your shares in its discretion on routine proposals such as Proposal 2—Ratification of Independent Registered Public Accounting Firm.

Abstentions and broker non-votes will not affect the outcome of any proposals considered at the Annual Meeting.

How do I vote?

If you own shares registered directly with the Company’s transfer agent on the close of business on the Record Date, you may vote:

•	over the Internet, through the website shown on your proxy card;

•	by telephone, by calling the number shown on your proxy card; or

•	by mailing your signed proxy card in the enclosed envelope.

If your shares are held in street name, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. Your bank or brokerage firm may also allow you to vote by telephone or the Internet.

If you are a registered shareholder and you attend the Annual Meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered shareholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the Annual Meeting will need to obtain a power of attorney or proxy from their record holder to do so.

Can I change my vote after I return my proxy card or vote by telephone or the Internet?

Yes. If you are a registered shareholder, even after you have submitted your proxy, you can change your vote:

•	by properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;

•	by voting again by telephone or the Internet until 11:59 pm, Eastern time, on May 22, 2013;

•	by giving written notice of your revocation to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746, prior to or at the Annual Meeting; or

•	by voting in person at the Annual Meeting.

Your presence at the Annual Meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the Annual Meeting to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the Annual Meeting will be voted at the Annual Meeting.

If you hold your shares in street name, the above options for changing your vote do not apply, and you must instead follow the instructions received from your bank or broker to change your vote.

What are the Board’s recommendations on the proposals?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of the two nominees for director, John Caldwell and John Donofrio, each with a three-year term expiring at the Annual Meeting of Shareholders in 2016;

Proposal 2—FOR ratification of Grant Thornton LLP as our independent registered public accounting firm for 2013; and

Proposal 3—FOR the approval of the compensation of our named executive officers.

What vote is required to elect the director nominees?

The affirmative vote of a plurality of the votes cast is required for the election of directors, which means that the two nominees for director receiving the greatest number of votes will be elected. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Broker non-votes on the election of directors will have no impact on either the determination of a quorum or the outcome of the election.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.

How many votes are required to ratify the appointment of the Company’s independent registered public accounting firm?

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions will have no impact on the outcome of this matter. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

How many votes are required to approve the advisory vote on the compensation of the Company’s named executive officers?

The approval of the non-binding resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.

Are there any other items to be discussed during the Annual Meeting?

The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting and you have returned a proxy card, with or without voting instructions, or have voted by telephone or the Internet, the proxy holders will use their discretion in voting your shares on these matters as they may arise.

Who will count the vote?

American Stock Transfer & Trust Co. will count the vote and will serve as the inspector of the election.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, e-mail, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The Company will bear the cost of soliciting proxies. Arrangements will be made, as appropriate, with banks, brokerage houses, and other custodians, nominees or fiduciaries to forward soliciting materials to the beneficial owners of the shares, and we will reimburse such persons for their out-of-pocket expenses incurred in providing those services.

Will I receive a copy of the annual report?

We are enclosing a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as our 2012 Annual Report, with this Proxy Statement. You may also obtain a copy by writing to our Investor Relations department at 250 Technology Park, Lake Mary, Florida 32746, by calling 1-800-736-0234, by e-mailing our Investor Relations department at InvestorRelations@faro.com, by accessing www.faro.com/proxyvote or by accessing the Securities and Exchange Commission’s (“SEC”) EDGAR database at www.sec.gov. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our 2012 Annual Report are not incorporated by reference into this Proxy Statement and are not considered proxy soliciting material.

Where can I find Corporate Governance materials for the Company?

The Company’s Code of Ethics for Senior Financial Officers, Global Ethics Policy and Corporate Governance Guidelines and the Charters for the Audit, Operational Audit, Compensation, and Governance and Nominating Committees of the Company’s Board of Directors, are published on the Company’s website at www.faro.com, by first clicking “About FARO,” then “Facts” and then “Leadership.” We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

How can I contact the members of the Board?

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s), as designated on such communication.

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 1, THE ELECTION OF JOHN CALDWELL AND JOHN DONOFRIO, TO THE BOARD OF DIRECTORS.

The Board of Directors is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. Each director’s term is subject to the election and qualification of his or her respective successor, or such director’s earlier death, resignation or removal. The Board currently consists of seven members. Two directors have terms that expire at this year’s Annual Meeting, three directors have terms that expire at the 2014 Annual Meeting of Shareholders, and two directors have terms that expire at the 2015 Annual Meeting of Shareholders.

The Company does not know of any reason why any nominee would be unable or, if elected, will decline to serve as a director. If any nominee is unable or unwilling to serve as a director, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If the Board selects a substitute nominee, the shares represented by all valid proxies will be voted for the substitute nominee, other than shares voted “Withhold” with respect to the original nominee.

The two nominees for director, John Caldwell and John Donofrio, currently are directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2016 Annual Meeting of Shareholders. The remaining five directors, whose terms do not expire at the Annual Meeting, will continue to serve as members of the Board for the terms set forth below.

Directors are elected by a plurality of the votes cast, meaning that the two nominees receiving the highest number of affirmative votes cast for the election of directors at the Annual Meeting will be elected as directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. Shares voted by the accompanying proxy card will be voted “FOR” John Caldwell and John Donofrio, unless the proxy card is marked to withhold authority or to vote for alternative candidates. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated. Broker non-votes on the election of directors will have no impact on the outcome of the election.

The names, ages, and principal occupations for at least the past five years of each of the current directors and the nominees and the names of any other public companies of which each has served as a director during the past five years are set forth below:

Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires	Position
John Caldwell	63	2002	2016	Director and Nominee
John Donofrio	51	2008	2016	Director and Nominee

John E. Caldwell has been a director of the Company since 2002. In March 2010, Mr. Caldwell retired as President and Chief Executive Officer and from the board of directors of SMTC Corporation, a publicly held electronics manufacturing services company whose shares are traded on the Nasdaq Global Market and on the Toronto Stock Exchange. Mr. Caldwell had served as a President and CEO and as a director of SMTC since 2003. Before joining SMTC, Mr. Caldwell held positions in the Mosaic Group, a marketing services provider, as

Chair of the Restructuring Committee of the Board from October 2002 to September 2003, in GEAC Computer Corporation Limited, a computer software company, as President and Chief Executive Officer from October 2000 to December 2001, and in CAE Inc., a provider of simulation technologies and integrated training solutions for the civil aviation and defense industries, as President and Chief Executive Officer from June 1993 to October 1999. In addition, Mr. Caldwell served in a variety of senior executive positions in finance, including Senior Vice President of Finance and Corporate Affairs of CAE and Executive Vice President of Finance and Administration of Carling O’Keefe Breweries of Canada. Over the course of his career, Mr. Caldwell has served on the audit committees of 11 public companies. Also, for the past several years, Mr. Caldwell has been a lecturer on board oversight responsibility for enterprise risk as part of an accredited board of director education program through McMaster University in Canada. Mr. Caldwell has been a director of Advanced Micro Devices, Inc., an innovative semiconductor provider, since 2006 and of IAMGOLD Corporation, a mid-tier gold producer, since 2006. Mr. Caldwell has also served on the board of directors of ATI Technologies Inc. from 2003 to 2006, Rothmans Inc. from 2004 to 2008, Cognos Inc. from 2000 to 2008, Stelco Inc. from 1997 to 2006 and Sleeman Breweries Ltd. from 2003 to 2005. Mr. Caldwell holds a Bachelor of Commerce degree and is a Certified Public Accountant.

Relevant experience and skills: executive of electronics, other complex manufacturing and software businesses, mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, corporate governance, audit committee experience.

John Donofrio has served as a director of the Company since January 2008. Mr. Donofrio is presently an Adjunct Professor of Law at Louisiana State University, where he teaches Corporate Governance. Mr. Donofrio was Executive Vice President, General Counsel and Secretary for The Shaw Group Inc. from October 2009 until February 2013. Prior to joining Shaw, Mr. Donofrio was Senior Vice President, General Counsel and Chief Compliance Officer at Visteon Corporation, a global automotive supplier, a position he held from 2005 until October 2009. Before joining Visteon, Mr. Donofrio was with Honeywell International (or its predecessor company AlliedSignal Inc) from 1996 until 2005. At Honeywell, Mr. Donofrio was Vice President of Intellectual Property and later also served as Vice President and General Counsel for Honeywell Aerospace. Previously he was a Partner at Kirkland & Ellis LLP, where he worked from 1989 through 1996. Before joining Kirkland & Ellis, Mr. Donofrio was a law clerk at the U.S. Court of Appeals for the Federal Circuit and he worked as a Patent Examiner at the U.S. Patent and Trademark Office.

Relevant experience and skills: legal, risk management, intellectual property protection and licensing, corporate governance, manufacturing, government regulation.

Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Stephen R. Cole	61	2000	2014	Director
Marvin R. Sambur, Ph.D.	67	2007	2014	Director
Jay W. Freeland	43	2006	2014	Director
Lynn Brubaker	55	2009	2015	Director
Simon Raab	60	1982	2015	Director

Stephen R. Cole has been a director of the Company since 2000 and has served as Lead Director since 2005. From 1975 until June 2010, Mr. Cole was President and Founding Partner of Cole & Partners, a Toronto, Canada based mergers and acquisition and corporate finance advisory service company. In June 2010, Cole & Partners was sold to Duff & Phelps Corporation, a NYSE listed company, providing global financial advisory and investment banking services. Since June 2010, Mr. Cole has been President of Duff & Phelps Canada Limited. Mr. Cole is a Fellow of the Institute of Chartered Accountants of Ontario, Fellow of the Canadian

Chartered Institute of Business Valuators, Senior Member of the American Society of Appraisers and Full Member of the ADR Institute of Canada, Inc. He is currently a director and an advisory committee member to several private companies. Previously, Mr. Cole was a director of H. Paulin & Co. Limited, a TSX listed company, where he also served as chairman of the audit committee. Mr. Cole has also held a position as an advisory committee member or director of various private companies and charitable and professional organizations, including Bosa Group, GPX International Tire Corporation, Enterprise Capital LP II, The Canadian Institute of Chartered Business Valuators, Quetico Foundation, Nature Conservancy of Canada (Ontario Division), UJA Federation and Foundation and past Chairman of The Baycrest Centre.

Relevant experience and skills: mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, corporate governance.

Marvin R. Sambur, Ph.D. has served as a director of the Company since January 2007. Dr. Sambur started his career at Bell Laboratories in 1968 and later held top executive positions at ITT Corporation, including President and CEO of ITT Defense, a $2+ billion group with over 10,000 employees. From 2001 until 2005, Dr. Sambur served as Assistant Secretary of the United States Air Force for Acquisition and Research. In this position, Dr. Sambur formulated and executed a $220 billion Air Force investment strategy to acquire systems and support services. Dr. Sambur currently holds the position of Professor of the Practice at the University of Maryland’s Clark School of Engineering and is the President and CEO of the premier global defense/aerospace consulting company, Burdeshaw Associates. Dr. Sambur previously served on several Government Advisory Boards, including the U.S. Air Force Scientific Advisory Board and the National Academy of Science AF Study Board. Dr. Sambur received a Ph.D. from MIT in Electrical Engineering. Dr. Sambur has had over 100 papers published in referred journals on signal processing and Systems Engineering, and he developed the Systems Engineering Master’s program for The Clark School of Engineering at the University of Maryland.

Relevant experience and skills: senior operations and engineering management, high level executive and financial management, research and development management, government acquisitions management, international negotiations.

Jay W. Freeland has served as President and Chief Executive Officer of the Company since December 2006 and as a director since February 2006. Mr. Freeland served as President and Co-Chief Executive Officer of the Company from January 2006 to December 2006 and as President and Chief Operating Officer of the Company from November 2004 to January 2006. Mr. Freeland began his career at General Electric in its financial management program in 1991, spent four years on GE’s corporate audit staff and served in financial, business development, strategic planning, sales and operational management roles of increasing responsibility at GE, including General Manager of Business Development, General Manager of Customer Quality, General Manager of Strategic Initiatives, VP of Sales and Marketing, and President of the Energy Controls business, until 2003. Mr. Freeland holds a Bachelor of Arts in Economics from Union College, Schenectady, New York.

Relevant experience and skills: executive and financial management, international operations, business development, strategic planning.

Lynn Brubaker has served as a director of the Company since July 2009. Ms. Brubaker is a seasoned executive with over 30 years’ experience in aviation and aerospace in a variety of executive, operations, sales, marketing, customer support and independent consultant roles. She has 16 years of Board experience and eight years of experience advising high technology, international, multi-industry and global companies. Since 2005, Ms. Brubaker has had an advisory practice focused on strategy, business development, go-to-market approach, sales and marketing, customer management, organizational design, manufacturing approach, talent assessment, and executive coaching. She is currently a director of Hexcel, a New York Stock Exchange-listed company in leading advanced materials and technology, and The Nordam Group, a private aerospace company in high technology manufacturing and repair. Ms. Brubaker also served on the board of directors of Force Protection, Inc., a NASDAQ-listed developer and manufacturer of military survivability technology from March 2011 until its merger with an affiliate of General Dynamics Corporation in December 2011. Ms. Brubaker spent 10 years at Honeywell International, retiring as Vice President and General Manager – Commercial Aerospace for Honeywell International, a position she held from 1999 to 2005. Ms. Brubaker held a variety of management positions with McDonnell Douglas, Northwest Airlines, and ComAir. Ms. Brubaker currently serves on the board of a variety of private companies and other business organizations.

Relevant experience and skills: sales and marketing management, executive management, technology, business development, international operations, manufacturing, financial reporting, audit, nominating and compensation committee experience.

Simon Raab is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1982. Mr. Raab served as Chief Executive Officer of the Company from its inception in 1982 until January 2006, as Co-Chief Executive Officer from January 2006 until December 2006, and as President of the Company from 1986 until 2004. Mr. Raab also serves as a director of Cynvenio Biosystems, Inc. and True Vision Systems, Inc. Mr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics from the University of Waterloo, Canada.

Relevant experience and skills: executive management, mechanical engineering, physics.

CORPORATE GOVERNANCE AND BOARD MATTERS

Role and Risk Oversight of the Board of Directors

The Board provides general oversight and direction for the Company, monitors the Company’s performance and also acts as an advisor and counselor to senior management. In particular, the Board performs the following functions:

•	Reviews and approves operating, organizational, financial and strategic plans;

•	Reviews the Company’s operational, financial and strategic performance;

•	Oversees and evaluates management’s systems for internal control, financial reporting and public disclosure;

•	Oversees the Company’s global risk management framework;

•	Establishes corporate governance standards;*

•	Selects, evaluates and compensates the Company’s executive officers, including the Chief Executive Officer;

•	Oversees and evaluates senior management performance and compensation; and

•	Plans for effective development and succession of the Chief Executive Officer and senior management.

*In 2010, the Board of Directors adopted Corporate Governance Guidelines, which are available on the Company’s website at www.faro.com, by first clicking “About FARO,” then “Facts” and then “Leadership.”

In its oversight of the Company’s global risk management, the Board reviews the overall risk exposure of the Company and discusses with management the Company’s risk assessment and risk management policies, including management’s efforts to identify, monitor, control and report risk exposure. Management regularly reports to the Board on significant operational, financial, strategic, and regulatory risks the Company faces. In addition, as part of its review of the Company’s strategic plans, the Board reviews the operational and financial risks, political and regulatory risks, and employment and labor risks of its global business operations. The independent members of the Board also discuss Company oversight and significant risks in executive session.

Each Board committee is also responsible for reviewing the Company’s risk exposure with respect to the committee’s areas of responsibility, discussing such risks with Company management, and reporting significant risks to the Board. The Compensation Committee particularly reviews risks related to the Company’s compensation policies and practices, and the Audit Committee focuses on significant risks associated with financial exposures.

Leadership Structure of the Board of Directors

Simon Raab, one of the Company’s founders and its past Chief Executive Officer, currently serves as Chairman of the Board and is an independent director. The independent members of the Board have elected Stephen Cole, an independent director, to serve as the Lead Director. Jay W. Freeland, the Company’s current Chief Executive Officer, also serves as a director.

The Chairman of the Board and the Chief Executive Officer set the agenda for Board meetings with input from the Lead Director. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting. In addition, executive sessions, or meetings of independent directors, are held at each regularly scheduled Board meeting for a discussion of relevant subjects. The Lead Director presides over and prepares the agenda for executive sessions of the independent directors; provides input to the schedule of Board meetings; facilitates information flow and communication between the independent directors and Company management and the

Chairman of the Board; coordinates the activities of the other independent directors; together with the Governance and Nominating Committee, provides advice to the Board and Company management with respect to corporate governance and recommends to the Board membership of Board committees; recommends to the Chairman of the Board the retention of Board consultants; together with the Compensation Committee and the Board, evaluates the performance of the Chief Executive Officer; and performs such other duties and responsibilities as the Board of Directors from time to time determines.

We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the independent directors to effectively oversee Company management and key issues related to strategy, risk and integrity. The current Board structure also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session.

Director Independence

We are required to comply with the listing standards, including the corporate governance rules, of the NASDAQ Stock Market (“NASDAQ”). NASDAQ rules require the Board of Directors to be comprised of a majority of independent directors, as that term is defined by the NASDAQ Marketplace Rules.

The Board of Directors has affirmatively determined that Lynn Brubaker, John Caldwell, Stephen Cole, John Donofrio, Simon Raab, and Marvin Sambur are independent directors, as defined by the NASDAQ Marketplace Rules. The Board of Directors has determined that Mr. Freeland is the only director who is not independent, because he is the President and Chief Executive Officer of the Company.

Board Meetings and Committees

The Board of Directors held seven meetings during 2012. All of our directors attended at least 75% of the applicable meetings of the Board and of the Committees on which they served during 2012. In addition, the independent directors met in executive session without the presence of management on the occasion of each full Board meeting in 2012. While the Company has not adopted a formal policy regarding Board attendance at annual shareholder meetings, we encourage each of our Board members to attend the annual shareholder meetings in person, and all of the Company’s current directors attended the 2012 Annual Meeting of Shareholders in person. We also expect that each of our directors will attend the 2013 Annual Meeting of Shareholders in person.

The Board of Directors has four standing committees: an Audit Committee, an Operational Audit Committee, a Compensation Committee, and a Governance and Nominating Committee.

The table below shows current membership for each of the standing Board committees:

Audit Committee	Operational Audit Committee	Compensation Committee	Governance and Nominating Committee
Lynn Brubaker John Caldwell* Stephen Cole John Donofrio	Lynn Brubaker John Caldwell* Marvin Sambur	John Caldwell Stephen Cole* John Donofrio Marvin Sambur	John Caldwell Stephen Cole John Donofrio* Marvin Sambur

*	Committee Chairman

Audit Committee

The Audit Committee held four meetings during 2012. In addition to its formal meetings, members of the Audit Committee met in executive session, without the presence of management, at all quarterly meetings during 2012 and separately with the Company’s external and internal auditors.

The Audit Committee is currently comprised of four members, Lynn Brubaker, John Caldwell, Stephen Cole and John Donofrio, each of whom the Board has determined are independent as defined in Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ rules, including rules specifically governing audit committee members. The Board also has determined that Messrs. Caldwell and Cole are “audit committee financial experts” as defined under Item 407(d)(5) of Regulation S-K.

The Audit Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com, by first clicking “About FARO,” then “Facts” and then “Leadership.” The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•

Provide oversight regarding the Company’s accounting and financial reporting process, system of internal control, external and internal audit process, and the Company’s process for monitoring compliance with laws and regulations;

•	Review the independence and qualifications of the Company’s independent public accountants and the Company’s financial policies, control procedures and accounting staff;

•	Appoint and retain the Company’s independent public accountants;

•	Review and approve the Company’s financial statements and other regulatory filings; and

•	Review transactions between the Company and any officer or director or any entity in which an officer or director of the Company has a material interest.

Operational Audit Committee

The Operational Audit Committee met four times in 2012 and is currently composed of three members, Lynn Brubaker, John Caldwell and Marvin Sambur, although all Board members are invited to attend, and most Board members do attend, the meetings of the Operational Audit Committee. The Operational Audit Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com, by first clicking “About FARO,” then “Facts” and then “Leadership.” As discussed in its charter, the Operational Audit Committee is responsible for reviewing the Company’s operational performance against predetermined metrics. The Operational Audit Committee also meets with executives and department directors to review progress against operational goals and reports to the Board of Directors.

Compensation Committee

The Compensation Committee held seven meetings during 2012. In addition to its formal meetings, the Chairman and other members of the Compensation Committee met frequently throughout 2012 and in the first quarter of 2013 among themselves without the presence of management, as well as with the Compensation Committee’s advisors, the Chairman of the Board, and the Chief Executive Officer, to set executive compensation for 2012 and 2013, to evaluate the performance of all officers at the Vice President level and above, to make bonus and equity incentive award determinations in respect of individual and Company performance objectives and results, and to discuss and decide other compensation and employment matters, including specific review of the performance of the CEO and his compensation.

The Compensation Committee currently consists of four members, John Caldwell, Stephen Cole, John Donofrio, and Marvin Sambur, each of whom qualifies as independent for Compensation Committee membership, as defined in the NASDAQ rules, Rule 16b-3 of the Exchange Act, and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com, by first clicking “About FARO,” then “Facts” and then “Leadership.” As discussed in its charter, the Compensation Committee recommends to the full Board for approval the Company’s executive compensation policies and programs and endeavors to ensure they are aligned and implemented in accordance with the Company’s overall strategy, including enhancement of shareholder value. Although the Compensation Committee sets the CEO’s compensation independently, it works with the Chairman of the Board and the Chief Executive Officer in evaluating the performance of all other officers at the Vice President level and above and in reviewing and approving annually all compensation programs and awards (including setting the base compensation for the upcoming year and approving bonus and equity incentive awards) for all officers at the Vice President level and above. The Compensation Committee maintains final authority in the determination of individual executive compensation packages to ensure compliance with the Company’s compensation policy objectives.

The Compensation Committee also reviews, and recommends to the full Board for its review and approval, the cash and equity compensation for non-employee directors, the Chairman of the Board, the Lead Director, and Board committee chairs. In addition, the Compensation Committee:

•

Oversees the Company’s option and equity incentive plans, including reviewing and approving equity grants to officers at the Vice President level and above, as well as approving the total amount of equity grants below the Vice President level and related parameters of such grants;

•	Oversees the Company’s management succession plan, including succession for the Chief Executive Officer position;

•	Advises on selection of certain executive officer positions with the Company;

•	Establishes the terms of all executive severance and change in control benefits;

•	Reviews and discusses with management the Compensation Discussion and Analysis that is included in the Company’s proxy statement for its annual meeting of shareholders; and

•	Prepares the report of the Compensation Committee for inclusion in the proxy statement.

The Compensation Committee may delegate its authority to grant awards under the Company’s 2009 Equity Incentive Plan (the “2009 Equity Plan”) to the Company’s executive officers. The Compensation Committee has delegated its authority to the Company’s President and Chief Executive Officer, subject to the parameters discussed below, to grant stock-based awards under the 2009 Equity Plan to newly hired employees, to current employees in connection with a promotion, and to employees recognized for performance under an established Company employee award program. The grants by the Company’s President and Chief Executive Officer are subject to the following parameters, among others, established by the Compensation Committee: (i) the President and Chief Executive Officer may not grant awards to (a) employees who are subject to the short-swing profit rules of Section 16 of the Exchange Act, or (b) employees who at the grant date are “covered employees”, or are reasonably anticipated to become “covered employees,” as defined in Section 162(m) of the Code, during the term of the award; (ii) any award granted by the President and Chief Executive Officer will be subject to all of the terms and conditions of the 2009 Equity Plan; and (iii) the President and Chief Executive Officer must make a written report to the Compensation Committee at the end of each fiscal quarter that sets forth any and all awards granted by him during the preceding fiscal quarter.

The Compensation Committee has the authority to retain consultants to obtain advice and assistance from external legal, accounting and other advisors at the Company’s expense. Since 2008 the Compensation Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”) to advise it on compensation matters. In performing its services, Pearl Meyer reports to and is instructed by the Compensation Committee. For more information regarding Pearl Meyer’s services during 2012, see “2012 Director Compensation,” beginning on page 17 of this Proxy Statement and “Compensation Discussion and Analysis,” beginning on page 24 of this Proxy Statement.

Governance and Nominating Committee

The Governance and Nominating Committee met three times in 2012. The Governance and Nominating Committee currently consists of four members, John Caldwell, Stephen Cole, John Donofrio, and Marvin Sambur, each of whom meets the definition of independence in the NASDAQ rules.

The Governance and Nominating Committee’s written charter is available on the Company’s website at www.faro.com, by first clicking “About FARO,” then “Facts” and then “Leadership.” As discussed in detail in the charter, the Governance and Nominating Committee is responsible for selecting and recommending for Board approval director nominees and the members and chair of each of the Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Governance and Nominating Committee considers candidates for the Board recommended by current members of the Board or members of management. In addition, the Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director. The Governance and Nominating Committee also will consider director candidates recommended by eligible shareholders. Shareholders may recommend director nominees for consideration by the Governance and Nominating Committee by writing to the Governance and Nominating Committee, Attention: Chairman, 250 Technology Park, Lake Mary, Florida 32746, and providing appropriate biographical information concerning each proposed nominee. Candidates proposed by shareholders for nomination are evaluated using the same criteria as candidates initially proposed by the Governance and Nominating Committee.

The following minimum qualifications must be met by a director nominee to be recommended by the Governance and Nominating Committee:

•	Each director must display high personal and professional ethics, integrity and values;

•	Each director must have the ability to exercise sound business judgment and demonstrate basic financial literacy;

•

Each director must be highly accomplished in his or her respective field, with broad experience and demonstrated senior level leadership in business, government, education, technology or public interest;

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience;

•	Each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; and

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

In addition, the Governance and Nominating Committee periodically reviews the composition of the Board to assess whether it reflects a variety of complementary experiences and backgrounds, sufficient to provide sound and prudent guidance, particularly in the areas of senior leadership, operations, finance, technology and governance with respect to the operations and interests of the Company. In identifying potential Board nominees and evaluating candidates for the Board, the Governance and Nominating Committee considers the nominee’s experience, skills and qualifications. Although the Governance and Nominating Committee has not established specific goals with respect to diversity, the Governance and Nominating Committee does consider diversity in identifying potential Board nominees and evaluating Board candidates, including in the context of providing diversity in business perspectives, gender, ethnicity, education, experience and leadership qualities.

Annually, the Governance and Nominating Committee reviews the appropriate experience, skills and qualifications expected of Board members in the context of the current membership of the Board. This assessment includes, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills. The Governance and Nominating Committee assesses the effectiveness of diversity within the Board every year as part of this annual assessment. If, as a result of the assessment, the Governance and Nominating Committee determines that adding or replacing a director is advisable, the Governance and Nominating Committee initiates a search for a suitable candidate to fulfill the Board’s needs. In addition, the Company’s Corporate Governance Guidelines provide that any director who undergoes a change of occupation must notify the Chairman of the Board and the Chairman of the Governance and Nominating Committee of the change and offer to submit his or her resignation.

A shareholder who wishes to nominate a person for election to the Board of Directors must submit written notice to the Company, Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746. Under the Company’s bylaws, we must receive the written nomination for an annual meeting not less than 90 days and not more than 120 days prior to the first anniversary of the previous year’s annual meeting of shareholders, or, if no annual meeting was held the previous year or the date of the current year’s annual meeting is advanced more than 30 days before or delayed more than 60 days after the anniversary date, we must receive the written nomination not more than 120 days prior to the current year’s annual meeting and not less than the later of 90 days prior to the annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For a special meeting, we must receive the written nomination not less than the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the date of the special meeting is first made. Under the bylaws, the nomination must include (i) all information relating to the candidate that is required to be disclosed in solicitations of proxies for an election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to be named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between the shareholder and any beneficial owner on whose behalf the director nomination is made, and their respective affiliates and associates or others acting in concert with the shareholder or beneficial owner, on the one hand, and each candidate and his or her respective affiliates and associates, or others acting in concert with the candidate, on the other hand, including all information required under Rule 404 of Regulation S–K if the shareholder and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate of or person acting in concert with the shareholder or beneficial owner, were the “registrant” for purposes of that rule and the candidate were a director or executive officer of such registrant, and (iii) as to the shareholder and any beneficial owner on whose behalf the director nomination is made, (A) their names and addresses, (B) the class and number of shares of the Company’s stock beneficially owned by them, (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, an effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, the shareholder or the beneficial owner with respect to any share of Company stock, and (D) a representation as to whether the shareholder or any beneficial owner on whose behalf the nomination is made intends, or is or intends to be part of a group that intends, to deliver a proxy statement or form of proxy to the percentage of the Company’s shareholders required to elect the nominee or otherwise to solicit proxies from shareholders in support of the nomination.

Compensation Committee Interlocks and Insider Participation

During 2012, John Caldwell, Stephen Cole, Marvin Sambur, and John Donofrio served as members of the Compensation Committee. None of the Compensation Committee members was, during 2012 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2012, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Communications with Board of Directors

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s) designated on such communication.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics, entitled “Code of Ethics for Senior Financial Officers,” that is applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy applicable to all of the Company’s employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available at no cost on the Company’s web site at www.faro.com or by submitting a written request to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746.

2012 DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned by each of the Company’s non-employee directors during the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	All Other Compensation ($)		Total ($)
Lynn Brubaker	48,125	70,000	—		118,125
John E. Caldwell	82,500	70,000	—		152,500
Stephen Cole	86,875	87,500	—		174,375
John Donofrio	66,875	70,000	—		136,875
Simon Raab	63,125	100,000	19,395	(4)	182,520
Marvin R. Sambur, Ph.D.	61,875	70,000	—		131,875

(1)	Includes cash retainers and fees earned by each non-employee director for attendance at certain meetings during the year ended December 31, 2012.

(2)	Reflects the grant date fair value of stock awards granted in 2012, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the restricted stock awards is based upon the quoted market value of the underlying common stock on the grant date.

(3)	As of December 31, 2012, our non-employee directors held the following aggregate number of stock options and shares of restricted stock:

Name	Restricted Stock Awards (#)	Options (#)
Lynn Brubaker	1,463	—
John E. Caldwell	1,463	—
Stephen Cole	1,829	3,000
John Donofrio	1,463	—
Simon Raab	2,090	—
Marvin R. Sambur, Ph.D.	1,463	—

The following table shows the shares of restricted stock awarded to each director on May 17, 2012, and the aggregate grant date fair value for each award.

Name	Restricted Stock Awards (#)	Full Grant Date Fair Value of Award ($)
Lynn Brubaker	1,463	70,000
John E. Caldwell	1,463	70,000
Stephen Cole	1,829	87,500
John Donofrio	1,463	70,000
Simon Raab	2,090	100,000
Marvin R. Sambur, Ph.D.	1,463	70,000

(4)	In recognition of his former service with the Company, the Company pays both the employer and employee portions of the premiums for Mr. Raab and his eligible dependents to participate in certain Company group health and welfare plans. The number in the table reflects the actual cost to the Company of providing this benefit during 2012.

Terms of Director Compensation Program

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that non-employee directors expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board. Non-employee directors receive an annual cash retainer of $20,000, fees of $1,875 per in-person Board or committee meeting or per telephonic Board or committee meeting with a duration of one hour or more, and $1,250 per meaningful telephonic Board or committee meeting with a duration of one hour or less. The chairpersons of the Governance and Nominating Committee and the Operational Audit Committee receive an annual retainer of $5,000, and the chairperson of the Audit Committee receives an annual retainer of $10,000. The chairperson of the Compensation Committee receives an annual retainer of $7,500. In addition to fees for Board and committee meetings, non-employee directors receive similar meeting fees for attending other important meetings throughout the year, including meetings pertaining to business strategy and regulatory updates.

Upon election to the Board, a non-employee director receives an initial equity grant of shares of restricted common stock with a value equal to $100,000, calculated by using the closing share price on the date of the non-employee director’s election to the Board. The initial restricted stock grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board.

On the day following the annual meeting of shareholders, each non-employee director receives shares of restricted common stock with a value equal to $70,000, calculated by using the closing share price on the day following the annual meeting of shareholders. The shares of restricted stock granted to the non-employee directors in 2009 and 2010 vested on the first anniversary of the grant date, subject to a director’s continued membership on the Board. Annual restricted stock grants in 2011 and beyond vest the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board.

The Lead Director receives an additional retainer of $35,000, paid fifty percent in cash and fifty percent in shares of restricted stock. The Lead Director’s retainer is granted annually on the day following the annual meeting of shareholders, with the closing share price on the date of grant used to calculate the number of shares granted. The Chairman of the Board receives an additional retainer of $60,000, paid fifty percent in cash and fifty percent in shares of restricted stock. The Chairman’s retainer is granted annually on the day following the annual meeting of shareholders, with the closing share price on the date of grant used to calculate the number of shares granted. The shares of restricted stock granted to the Lead Director and the Chairman in 2009 and 2010 vest on the first anniversary of the grant date, subject to the Lead Director’s or the Chairman’s, respectively, continued membership on the Board. The restricted stock grants in 2011 and beyond vest the day prior to the following year’s annual meeting date, subject to the Lead Director’s or Chairman’s, respectively, continued membership on the Board.

In the fall of 2012, the Compensation Committee engaged Pearl Meyer to conduct a competitive market study of director compensation. The study was delivered in October 2012. The Compensation Committee expects to reevaluate director compensation in 2013 based on the results of the 2012 study.

Mandatory Board of Director Stock Ownership and Holding Periods

Effective in 2009, the Company’s non-employee directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee director is required to own shares of the Company’s common stock with an aggregate value of $100,000. The ownership requirement may be satisfied through holdings of equity awards granted by the Company, the values of which are calculated based on the grant date value of the equity awards, and/or shares of common stock purchased by the non-employee director independently, the values of which are calculated based on the closing price of the Company’s common stock on the purchase date. Also, each non-employee director must hold shares of the Company’s common stock acquired pursuant to the exercise of stock options or vesting of restricted stock for one year after exercise or vesting, as applicable, or until his or her retirement, whichever is earlier. In 2012, the Board amended the holding period requirement to permit sales by non-employee directors to the extent necessary to satisfy tax obligations arising from the vesting of their restricted stock awards. As of December 31, 2012, all of the Company’s directors were in compliance with the minimum share ownership guidelines.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Grant Thornton LLP has audited our financial statements for the fiscal years ended December 31, 2012 and 2011. The Board, upon the recommendation of the Audit Committee, has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for 2013.

Representatives of Grant Thornton LLP will be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.

Shareholders are not required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the ratification to our shareholders as a matter of good corporate practice. If our shareholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider the retention of Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.

The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of Grant Thornton LLP. Abstentions will have no impact on the ratification of our independent registered public accounting firm. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the fiscal years ended December 31, 2012 and 2011, and fees for other services rendered by Grant Thornton LLP during those periods.

Fees Paid to Grant Thornton LLP:

	2012	2011
Audit fees (1)	$1,244,974	$969,299
Audit related fees (2)	27,442	26,750
Tax fees	—	—
All other fees	—	—

Total fees	$1,272,416	$996,049

(1)	Audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, audit of the effectiveness of the Company’s internal control over financial reporting, statutory audits required internationally, and consents required in connection with the filing by the Company of any registration statement. Audit fees for 2012 increased from 2011 primarily due to the additional auditing work resulting from recent changes in auditing standards, increased statutory audits required internationally, and the filing of the Company’s shelf registration statement in December 2012.

(2)	Related to the audit of the Company’s employee benefit plan.

The Audit Committee has concluded that the provision of the audit and permitted non-audit services by Grant Thornton LLP in 2012 and 2011 is consistent with maintaining the independence of Grant Thornton LLP.

Pursuant to the Audit Committee charter, the Audit Committee pre-approved all such services provided by Grant Thornton LLP. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent auditors. Pursuant to these policies and procedures, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE

Under the Audit Committee charter, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has, among other things, the responsibility to monitor and oversee these processes.

The Audit Committee has:

(1) reviewed and discussed the Company’s audited financial statements with management;

(2) discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

(3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The Audit Committee also considered the impact of non-audit services on the auditor’s independence.

The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.

Lynn Brubaker, Audit Committee Member

John Caldwell, Audit Committee Member (Chair)

Stephen Cole, Audit Committee Member

John Donofrio, Audit Committee Member

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) provides shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. This advisory vote is commonly known as “Say-on-Pay.” Accordingly, the Board of Directors is asking our shareholders to indicate their support for the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the Company’s executive compensation program and practices. Please read the Compensation Discussion and Analysis, together with the related compensation tables and narrative disclosure below, for a detailed explanation of the Company’s executive compensation program and practices.

The Board is asking our shareholders to vote “FOR” the following non-binding resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis and the related compensation tables and narrative disclosure, in the Proxy Statement is hereby approved on an advisory basis.”

The approval of this proposal requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter. As an advisory vote, the result will not be binding on the Board; however, the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of the Company’s compensation policies and practices.

The Board of Directors has determined, in line with the recommendation of the Company’ shareholders, to have an annual advisory vote on the compensation of the Company’s named executive officers. Accordingly, the next advisory vote on executive compensation will occur at the Company’s Annual Meeting of Shareholders in 2014.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not know of any matters before the Annual Meeting other than those to which we refer in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment. To bring business before an Annual Meeting, a shareholder must give written notice to the Company’s secretary before the meeting and comply with the terms and time periods specified in the Company’s bylaws. No shareholder has given written notice that he or she intends to bring business before the Annual Meeting in compliance with the terms and time periods specified in the Company’s bylaws.

EXECUTIVE OFFICERS

The following table provides information regarding the Company’s executive officers:

Name	Age	Principal Position
Jay W. Freeland	43	President and Chief Executive Officer, Director
Keith S. Bair	57	Senior Vice President and Chief Financial Officer
Joseph Arezone	47	Senior Vice President, Managing Director, Asia Pacific Region
Ralf Drews	47	Senior Vice President, Managing Director, FARO Europe

Jay W. Freeland has served as President and Chief Executive Officer of the Company since December 2006. Please refer to the biography of Mr. Freeland provided under the heading “Election of Directors – Directors Whose Terms Will Continue After the Annual Meeting,” on page 8 of this Proxy Statement.

Keith S. Bair has served as Senior Vice President and Chief Financial Officer of the Company since October 2006. From August 2006 through October 2006, Mr. Bair served as the Company’s Interim Chief Financial Officer and from March 2006 to August 2006 as Director of Accounting. Prior to joining FARO, Mr. Bair was Vice President of Finance and Controller at Xytrans, Inc., a manufacturer of transceivers, from August 2004 through March 2006. He also served as Chief Financial Officer and Controller of Stromberg, LLC from June 2002 through August 2004, and from December 1998 through December 2000, and as a Staff Accountant in the Division of Corporation Finance with the U.S. Securities and Exchange Commission from January 2001 through June 2002. Mr. Bair also served as Controller at Gencor Industries from October 1997 through June 1998 and Controller at Arrow International from April 1984 through September 1997. Mr. Bair is a founding member and serves on the CFO Council Board of Directors of the Rollins College Crummer Graduate School of Business. Mr. Bair has an MBA and a Bachelor’s degree in accounting from Lehigh University in Bethlehem, PA, is a CPA and also served in the United States Navy.

Joseph Arezone has served as Senior Vice President, Managing Director, Asia Pacific Region since August 2009. He previously served as FARO’s Vice President of Sales for Asia-Pacific from January 2008 to August 2009. Prior to that, Mr. Arezone was the Company’s Area Vice President of Sales for the Eastern U.S. market from July 2005 to January 2009. From February 2001 until July 2005, Mr. Arezone served as FARO’s Regional Sales Manager. Mr. Arezone serves on the board of directors of the Cleveland Film Society. He holds a Bachelor of Science in Civil Engineering from The Ohio State University and a Master of Business Administration from Cleveland State University.

Ralf Drews has served as Senior Vice President, Managing Director, FARO Europe since January 2013. Prior to joining FARO, Mr. Drews was Chief Executive Officer and Regional Manager of the Americas for Draeger Safety, Inc., a global leader in the fields of medical and safety technology, from 2008 through 2012. Mr. Drews started at Draeger as a Design Engineer in 1991. He served in roles of increasing responsibility including Project Manager R&D for Business Unit Protection, Head of International R&D for Business Unit Gas Detection and Head of Global R&D of Draeger Safety. The owner of 11 international patents, Mr. Drews earned a Masters of Engineering degree from the University of Applied Sciences in Lubeck, Germany.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Business

With more than 30,000 installations and 15,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models – or to perform evaluations against an existing model – for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites. FARO requires an executive leadership team that reflects FARO’s culture and values. The executives must be experienced and entrepreneurial in order to successfully execute business strategy and create shareholder value.

Fiscal 2012 Business Highlights

2012 was a satisfactory year for FARO. We had record revenue and record EPS. Other key metrics that demonstrate FARO’s operating performance in 2012 include the following:

•	Fiscal 2012 sales were $273.4 million, an increase of 7.6% compared to fiscal 2011 sales of $254.2 million.

•	Cash flow from operating activities for 2012 was $27.9 million, compared to $8.7 million in 2011.

•	Gross profit increased to $149.6 million in 2012, up from $143.7 million for 2011.

•

While net income decreased slightly from $23.0 million for 2012 compared to $23.4 million for 2011, this decline was attributable in part to a one time increase in legal fees related to the FCPA monitor and the Nikon patent case, both of which were substantially and favorably resolved during 2012.

In addition, we initiated several important business developments in 2012, including the following:

•	We launched our first private label product through a distribution agreement for the Laser Scanner.

•	We released a brand new Laser Tracker, which completely replaces the older generation product.

•	We opened the FARO 3D App Center, which has already been visited by more than 20,000 unique IP addresses.

•	We initiated the “CAMbrian explosion,” which is a new process to develop products by leveraging the core component-level technology that we already have in our portfolio.

The Company’s TSR for both the 3-year and 5-year periods are substantially above our industry group and near the median of our peer group. However, despite our positive operating performance, FARO’s one-year Total Shareholder Return (TSR) for 2012 was below our industry group and our peer group.

Fiscal 2012 Performance and Compensation

Although we consider the company’s financial performance in 2012 to be satisfactory, results did not meet our high internal expectations. We established aggressive performance goals for our executive compensation program for 2012, not all of which were achieved. For example, the Compensation Committee selected the following Company performance objectives for Mr. Freeland and Mr. Bair’s 2012 short-term incentive awards.

Performance Measure	Prior Year (2011) Actual Result	2012 Goals	Current Year (2012) Actual Result
Sales Growth	32.5%	25.2%	7.6%
Gross Margin	56.5%	58.4%	54.7%
Operating Income	$32.9	$51.3	$31.6
Earnings per Share (EPS)	$1.39	$2.22	$1.34
Cash Flow From Operations after capital expenditures	$3.1	$19.6	$22.7

Reflecting our pay for performance compensation philosophy, the compensation of our named executive officers was directly affected by our financial results in 2012 and our shareholder return. For example:

•	The named executive officers earned short-term incentive award payouts that were substantially below target, ranging from 21% to 30% of target.

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The number of stock options and restricted stock units granted to each named executive officer in 2012 was based upon his performance factor for the individual strategic and performance goals for 2011, resulting in the grants reflected in the Summary Compensation Table and the Grants of Plan-Based Award Table below. However, due to the decrease in the Company’s stock price over 2012, the stock options granted in 2012, which have an exercise price of $57.01, were substantially underwater at the end of the year, based on the closing price of our common stock on December 31, 2012 .

•	The restricted stock units granted in 2012, as well as each executive’s total stock holdings, also declined in value commensurate with the decline in stock price during the year.

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The number of stock options and restricted stock units granted to each named executive officer in 2013 was based upon his 2012 performance factor. For the CEO and CFO, the Compensation Committee reduced their grant amounts by 70% in consideration of the Company’s financial performance in 2012, and applied each executive’s individual performance factor to the remaining 30% of the target award. As a result of this change, the grant date values for the 2013 awards issued to the CEO and CFO were significantly lower than the potential 2013 amounts.

CEO Pay and Company Performance Alignment

Mr. Freeland’s actual short-term incentive award for 2012 performance was $45,644, representing a payout equal to 21% of his target award opportunity. Furthermore, 100% of his long-term incentive grant value of $652,050 for 2012 was granted in the form of stock options, which, as noted above, were significantly underwater at year end. Accordingly, Mr. Freeland’s total realizable pay at December 31, 2012 was equal to 37% of his target pay opportunity for the year.

FARO 2012 CEO Pay - Target vs. Realizable at 12/31/12

	Base Salary	Short-Term Incentive		Total Cash	Long-Term Incentive		Total Direct
		% Salary	$ Value		% Salary	$ Value
2012 Target Pay[1,2]	$434,700	50%	$217,350	$652,050	150%	$652,050	$1,304,100
2012 Realizable Pay[3]	$434,700	11%	$45,644	$480,344	0%	$0	$480,344

Realizable % of Target	100%		21%	74%		0%	37%

[1]	Includes base salary plus the target short-term incentive opportunity plus the target long-term incentive grant value.

[2]	The CEO’s long-term incentive grant value was provided in the form of stock options, awarded in March 2012.

[3]	Includes base salary plus the actual short-term incentive paid plus the “in the money” value of the stock option grant at year end.

Our CEO’s realizable pay and the Company’s one-year TSR are directionally aligned on an absolute basis and when compared to the other companies in our peer group. This means that when our one-year TSR decreases, our CEO’s realizable pay for that year tends to decrease as well. As shown in the graph below, the level of our CEO’s pay for 2012 correlates to our one-year TSR in comparison to the other companies in our peer group. In contrast, companies above the line on the graph below had a higher ratio of TSR to CEO realizable pay, while the companies below the line had a lower ratio.

CEO TDC (realizable pay) vs. Company TSR

Each Company Ranked on Each Dimension and Plotted

Compensation Governance Highlights

The Compensation Committee and Company management are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted the following policies and practices:

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Pursuant to a policy adopted in 2010, the Company will not offer newly-hired executives any “single-trigger” change-in-control features similar to a lump sum cash payment payable upon the occurrence of a change in control, which is currently provided in the Company’s employment agreements with Messrs. Freeland and Bair.

•	The Change-in-Control Severance Policy does not provide an excise tax gross-up for future participants who were covered by such policy as of April 9, 2010.

•	The 2009 Equity Plan prohibits cash buyouts of stock options.

•	The Company maintains a compensation clawback policy, as further described beginning on page 36 of the Compensation Discussion and Analysis.

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Since 2008, the Company has had a stock ownership policy for its non-employee directors and executive officers, as further described on page 18 and 36 of this Proxy Statement, respectively. Among other things, this policy provides that the CEO must hold six times his base salary in Company equity.

•	Company policy prohibits hedging and limits any pledging by the Company’s directors and executive officers.

•	The Compensation Committee does not believe that the work of its compensation consultant has raised any conflicts of interest.

Fiscal 2013 Compensation Actions

In the fall of 2012, the Compensation Committee engaged Pearl Meyer to conduct an updated competitive market study of executive compensation. Based on the results of this study, the strong alignment between pay and performance demonstrated in 2012, our current governance practices, and the shareholder support for the compensation program expressed by the results of the 2012 shareholder advisory vote, the Board and the Compensation Committee have not made material changes to FARO’s executive compensation program for 2013.

Executive Compensation Objectives and Philosophy

The Compensation Committee’s primary objective is to ensure that the philosophy and operation of FARO’s compensation program reinforces FARO’s culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of the shareholders. The Compensation Committee strives to provide total compensation relating to the CEO, the other named executive officers (together with the CEO, the “named executive officers”) and all other employees at the Vice President level and above, that is fair, reasonable and competitive. FARO’s executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives.

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Compensation Committee’s Charter can be found on the Company’s website at www.faro.com by first clicking “About FARO,” then “Facts” and then “Leadership. The Compensation Committee reviews and evaluates the compensation and performance of the executives on both an annual and mid-year basis. The Compensation Committee’s duties and responsibilities include:

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reviewing and approving on an annual basis long- and short-term corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and, without the input or participation of the CEO, recommending to the Board the overall compensation levels for the CEO based on such evaluation;

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reviewing and approving, with the recommendation of the CEO, the annual base salaries, annual incentive opportunities and other compensation arrangements of all other named executive officers and all other Senior Vice Presidents and Vice President level employees;

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reviewing and monitoring all compensation and significant benefit plans that affect all employees and annually approving overall employee salary policies, as well as equity-based programs for all levels of employees;

•

monitoring compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and compliance with all other applicable laws affecting employee compensation and benefits; and

•	reviewing and recommending any proposed changes in director compensation to the Board.

Role of the Compensation Consultant

The Compensation Committee has the authority to retain consultants to obtain advice and assistance from external legal, accounting or other advisors, at the Company’s expense. Since 2008, the Compensation Committee has engaged Pearl Meyer to advise it on compensation matters. In this role, Pearl Meyer reports to and is instructed by the Compensation Committee. In 2012, Pearl Meyer: (i) assisted the Compensation Committee in assessing FARO’s practices against best practices and trends regarding compensation policies and related governance and (ii) prepared a report to the Compensation Committee regarding, and assisted the Compensation Committee in determining, target pay opportunities compared to market (pay competitiveness), actual pay delivered compared to Company performance (performance alignment), and executive stock ownership and carried equity value (retention strength). The Compensation Committee has the sole authority to approve the fees and other terms and conditions of any engagement with its independent advisor. In the Fall of 2012, the Compensation Committee considered whether the work of Pearl Meyer as compensation consultant raised any conflict of interest. The Committee considered various factors and determined that with respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Pearl Meyer.

Role of the Executive Officers in Compensation Decisions

Executive officers play a role in the administration, oversight, and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for those employees who report directly to him or her, which may include other executive officers. Throughout the year, each executive officer reviews the performance of the employees who report directly to him or her and evaluates those employees against their performance goals. In addition, the Company conducts a comprehensive performance and compensation review annually in the first quarter of each year across all levels of the organization, which includes a final performance review by each executive for each employee who reports directly to him or her. Following those reviews, the executive officers recommend to the CEO any equity and non-equity based awards, based upon the performance of those employees for the prior year and annual compensation adjustments for the current year.

The CEO similarly reviews and evaluates, on both an annual and mid-year basis, the employees who report directly to him, which include other named executive officers. The CEO also reviews and evaluates the recommendations made with respect to other executive officers and makes any modifications that he deems appropriate. The CEO reviews his overall findings with the Compensation Committee, including his review of the employees who report directly to him, and then recommends to the Compensation Committee equity and non-equity awards and annual compensation adjustments for all officers other than himself.

Review of Peer Group Practices

The Compensation Committee reviews and analyzes the executive compensation program to determine whether it provides reasonable compensation at appropriate levels and remains competitive and effective. The Compensation Committee periodically engages Pearl Meyer to provide competitive market data to assist in this process and to update and advise the Compensation Committee on various executive compensation matters.

With respect to 2012 compensation decisions, the Compensation Committee referenced a competitive market study conducted by Pearl Meyer during the fourth quarter of 2010. The 2010 study was useful in understanding pay competitiveness, pay and performance alignment, and the effectiveness of the Company’s equity-based compensation programs. The Company targets base salary, total cash compensation, and total direct compensation to be competitive with market practices, but does not benchmark to any particular percentile within the peer group. The following companies were selected as the peer group for the 2010 study:

MKS INSTRUMENTS (MKSI)	COGNEX CORP (CGNX)
MTS SYSTEMS CORP (MTSC)	COHU, INC. (COHU)
ROFIN SINAR TECHNOLOGIES (RSTI)	LTZ-CREDENCE CORP (LTXC)
RADYSIS CORP (RSYS)	ZYGO CORP (ZIGO)
MEASUREMENT SPECIALITES, INC (MEAS)	KEITHLEY INSTRUMENT (KEI)
X-RITE, INC. (XRIT)	STRATASYS (SSYS)
MERCURY COMPUTER SYSTEMS (MRCY)	OYO GEOSACE (OYOG)
IPG PHOTONICS CORP (IPGP)	RUDOLPH TECHNOLOGIES (RTEC)
IXIA (XXIA)	NANOMETRICS (NANO)

These companies were selected based on a variety of criteria, with a focus on being reasonably comparable to FARO in terms of industry focus, global operational scope, revenue size, and market value.

When setting compensation levels, the Compensation Committee reviews and considers the competitive market information obtained from these studies and intends for total direct compensation (base salary, annual incentive plus grant date value of long-term equity awards) to approximate the median of the peer group (which was true for each named executive officer for 2012). The peer group data, however, is not determinative of the executive’s compensation; instead, the Compensation Committee uses the peer group data as one of many inputs in its deliberations, which also includes discussions of economic and industry conditions, current and anticipated company performance, individual executive performance and potential performance, and internal pay equity. In considering these and other factors, the Compensation Committee does not seek to specifically weight each factor but rather considers them in the aggregate and exercises judgment.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the 2012 Annual Meeting of Shareholders, approximately 80% of the shares represented and entitled to vote at the annual meeting were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2012 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy shareholder support and did not make any material changes to the executive compensation program in response to the shareholder vote.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders. Shareholders may communicate with the Board, the Compensation Committee or individual directors regarding the Company’s executive compensation program by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the Compensation Committee or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board, the Compensation Committee or the individual director(s), as designated on such communication.

At the 2011 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation be held on an annual basis. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of shareholder votes on the compensation of executive officers.

Executive Compensation Components

The primary components of compensation for the named executive officers in 2012 were base salary, short-term incentives in the form of annual bonus, and long-term equity incentives.

Base Salary

When setting base salaries, the Compensation Committee considers the Company’s overall financial performance and outlook and each executive’s experience, expertise, level of responsibility, seniority, leadership qualities, professional advancement, individual accomplishment, compensation levels of comparable positions within our peer group, and other significant contributions to the success of the Company. When setting the salaries for the executive officers other than the CEO, the Compensation Committee also considers the CEO’s recommendations and the prior performance review conducted by the CEO. The Compensation Committee’s consideration of these factors and determination of appropriate salary levels is largely subjective. When setting base salaries for 2012, the Compensation Committee also considered the fact that the named executive officers did not receive salary increases in 2009 or 2010. The Compensation Committee approved an increase in the base salaries of each of the named executive officers, as follows:

Name	2012 Base Salary
Mr. Freeland	$434,700
Mr. Bair	$248,400
Mr. Morse	$248,400
Mr. Arezone	$150,000
Mr. Buss	$322,023	(1)

(1)	Mr. Buss’ base salary was paid in Euros. This amount represents the approximate dollar value of his annual base salary rate for 2012, converted to US Dollars using the Euro to dollar exchange rate of 1 to 1.29 (which reflects the average exchange rate during 2012). Mr. Buss separated from the Company effective February 28, 2012.

Short-Term Incentives

The Company’s short-term incentive opportunities provide management employees, including each of our named executive officers other than Mr. Arezone (who participates in the sales commission program described below), the opportunity for additional cash compensation based on achievement of Company financial performance goals, as well as achievement of other individual goals established at the beginning of the year by the Compensation Committee based on input from management. These metrics are designed to align the interests of the executives with the shareholders and require the Company and each individual executive to function well in order to achieve the target incentive amount.

Annual short-term cash incentive opportunities are expressed as a percentage of each participant’s base salary. Target award opportunities for the named executive officers (other than the CEO) are equal to 40% of their base salaries, and the target award opportunity for the CEO is equal to 50% of his base salary (or greater, in the Compensation Committee’s discretion). In determining annual awards, the Compensation Committee assigns a weighting to criteria established under two components: Company financial performance, and the aggregate of the individual strategic and operational performance components. However, the Compensation Committee retains the discretion to adjust the annual incentives on a subjective basis to ensure an equitable result, and bonuses may be reduced up to 100% based on corporate profitability.

In prior years, the weighting between the incentive criteria was equal. For 2012, however, the Compensation Committee increased the weighting of the Company financial performance criteria for Messrs. Freeland, Bair and Morse to 70% and reduced the weighting of the individual strategic and operational performance criteria to 30%.

Company Financial Performance. The Compensation Committee selected the following Company performance objectives for the Company’s 2012 short-term incentive program for Mr. Freeland and Mr. Bair with different weighting for each metric: sales growth, gross margin, operating income, earnings per share (EPS) and cash flow from operations. Each of these performance metrics is a key indicator of the Company’s financial performance. The Compensation Committee reviews and approves the financial performance targets, each of which is set forth below, in conjunction with the Board of Directors’ approval of the annual budget. The metrics for each of Messrs. Morse, Arezone and Buss were based upon similar criteria established for their respective regions.

	Target	Actual
Sales growth	25.2%	7.6%
Gross margin	58.4%	54.7%
Operating income	$51.3	$31.6
EPS	$2.22	$1.34
Cash flow from operations after capital expenditures	$19.6	$22.7

The Company exceeded the cash flow target. The Company did not achieve the sales growth, operating income, EPS, or gross margin targets. For additional information see our Form 10-K filed with the SEC on February 27, 2013.

Individual Strategic and Operational Performance. The Compensation Committee sets Mr. Freeland’s individual strategic and operational criteria and, together with Mr. Freeland, the individual strategic and operational criteria for each of the other named executive officers on an annual basis. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the executive toward the Company’s overall objectives for the year and the executive’s individual responsibilities. As noted below under the heading “Long-Term Incentives,” in addition to serving as a component of the short-term incentive awards, achievement of individual strategic and operational performance goals is also considered in determining the number of equity awards issued in the following year and the vesting of certain of the Company’s performance-based equity awards granted prior to 2010. Although Mr. Arezone did not receive an award under the short-term incentive program in 2012, the Compensation Committee still established key performance indicators for him, and he received an individual review.

The material performance metrics for each executive for 2012 are summarized below. Within the key performance indicator group and the strategic initiatives group, each individual metric is weighted equally.

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Mr. Freeland—Key performance indicators included the financial performance of the Company against predetermined objectives (revenue growth, gross margin, earnings per share and cash flow). Strategic initiatives included new product releases, global expansion, product quality, and development of the leadership team.

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Mr. Bair—Key performance indicators included the financial performance of the Company against predetermined objectives (revenue growth, gross margin, earnings per share and cash flow). Strategic initiatives included enterprise software integration and upgrades, as well as improvement of business operations and processes.

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Mr. Morse—Key performance indicators included the financial performance of the Americas region against predetermined objectives (revenue growth, gross margin, operating margin, days sales outstanding, days sales in inventory). Strategic initiatives included establishing a permanent country presence in Brazil, as well as improvement of business operations and processes.

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Mr. Arezone—Key performance indicators included the financial performance of the Asian region against predetermined objectives (revenue growth, gross margin, operating margin, days sales outstanding, sales per account manager). Strategic initiatives included expansion of service capability, as well as improvement of business operations and processes.

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Mr. Buss—Key performance indicators included the financial performance of the European region against predetermined objectives (revenue growth, gross margin, operating margin, days sales outstanding, customer satisfaction). Strategic initiatives included new product releases, as well as improvement of business operations and processes.

In 2012, each of Messrs. Freeland, Bair and Arezone achieved between 70% and 87% of their individual and strategic objectives. Mr. Buss separated from the Company effective February 28, 2012 and did not receive a short-term incentive award for 2012. Mr. Morse separated from the Company effective January 4, 2013, and his short-term incentive award for 2012 was calculated under the terms of his separation agreement.

Aggregate Performance Results. In determining the annual short-term incentive awards, the Compensation Committee reduced each named executive officer’s award amount by 70% in consideration of the Company’s financial performance in 2012. The Compensation Committee then applied each executive’s individual performance factor to the remaining 30% of the target award. As a result, the Compensation Committee awarded short-term incentives to the named executive officers, other than Mr. Arezone, as follows:

Name	2012 Target Award	2012 Actual Award	Actual Award as % of Target
Mr. Freeland	$217,350	$45,644	21%
Mr. Bair	$99,360	$23,846	24%
Mr. Morse	$99,360	$29,808	30%
Mr. Buss (1)	$—	$—	—

(1)	Mr. Buss separated from the Company effective February 28, 2012 and did not receive a short-term incentive award for 2012.

Mr. Arezone did not participate in the short-term incentive program because he receives commissions based on total sales in the Asia Pacific Region. As noted above, Mr. Morse’s short-term incentive award for 2012 was calculated under the terms of his separation agreement.

Long-Term Incentives

Our compensation program incorporates stock options and restricted stock units (RSUs) to attract, retain, engage and focus key employees for the long term and the realization of compensation objectives. We maintain two equity incentive plans—the Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Plan”) and the 2009 Equity Plan. Grants to executives of equity incentive compensation are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of the Company’s shareholders. The Compensation Committee grants a mix of options and RSUs to the named executive officers, other than Mr. Freeland. Stock options are intended to promote shareholder alignment and hold executives accountable for generating shareholder return because they gain value only if the Company’s stock price increases. RSUs provide a share-efficient means for retaining top talent and promoting a long-term share owner perspective. Pearl Meyer has advised that a mix of options and RSUs is a market competitive practice within FARO’s peer group. Consistent with the Company’s entrepreneurial philosophy, the Compensation Committee and Mr. Freeland believe that it is important that all of Mr. Freeland’s long-term incentive awards be at risk, so that his long-term goals are directly aligned with the interests of the shareholders. Accordingly, all of Mr. Freeland’s long-term incentive awards are issued in the form of stock options, and the long-term awards for Messrs. Bair, Morse and Arezone are a combination of stock options and RSUs, in a ratio of 75% and 25%, respectively.

Grant Guidelines. The Compensation Committee approves, upon management recommendation, the grant of stock options and RSUs to the named executive officers in amounts appropriate for an individual’s level of responsibility, ability to affect the achievement of overall corporate goals, individual performance, tenure, and potential. The Compensation Committee also reviews and considers all prior outstanding equity awards in order to assess the performance and retention incentive strength of these awards. The Compensation Committee intends for the grant date value of the equity incentive awards to approximate the median of the peer group, with adjustments as necessary to suit the individual executive. With this in mind, in order to determine the number of shares subject to each award, the Compensation Committee historically has established the long-term incentive award value for each executive by (i) setting a target percentage of each executive’s base salary, and (ii) multiplying that amount by the executive’s performance factor for the individual strategic and performance goals for the prior year under the short-term incentive program. The resulting dollar value is then converted into, in the case of Mr. Freeland, a number of stock options, and, in the case of the other named executive officers, a number of stock options and RSUs. The number of stock options granted is determined using the Black-Scholes valuation model. The number of RSUs granted is based on the stock price on the date of determination.

2012 Grants. The Compensation Committee established the following target long-term award amounts for the 2012 grants for the named executive officers, expressed as a percentage of base salary: 150% for

Mr. Freeland and 75% for Messrs. Bair, Morse, Arezone, and Buss. As described above, the resulting dollar values were then multiplied by each executive’s individual performance factor under the short-term annual incentive program for fiscal year 2011, resulting in the long-term awards described in the Summary Compensation Table and the Grants of Plan-Based Awards table below. The grant date values of the 2012 long-term equity awards for each executive approximated the median of the peer group.

As discussed above, Mr. Freeland’s long-term incentive award is granted in the form of stock options. The long-term awards granted to Messrs. Bair, Morse and Arezone in 2012 are a combination of stock options and RSUs, in a ratio of 75% and 25%, respectively.

The exercise price of all stock options is based on the closing price of the Company’s stock on the date of grant. Options granted to executives vest in three equal annual installments, provided that the grantee is employed by the Company on the vesting date. The RSUs granted in 2012 vest in three equal annual installments on each anniversary of the grant date, provided that the executive is employed by the Company on the vesting date.

2013 Grants. In determining the long-term award amounts for 2013, the Compensation Committee established target awards for Messrs. Freeland, Bair, and Arezone in a manner similar to the 2012 grants. However, in determining the actual number of awards to issue to Messrs. Freeland and Bair, the Compensation Committee also considered the Company’s financial performance in 2012 and, as a result, reduced their award amounts by 70%. The Compensation Committee then applied each executive’s individual performance factor to the remaining 30% of the target award. As a result of this change, the grant date values for the 2013 awards issued to Mr. Freeland and Mr. Bair were significantly lower than the potential 2013 amount. As required under SEC rules, the 2013 awards granted to the named executive officers will be reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table in next year’s Proxy Statement. Both the options and the RSUs granted to executives in 2013 vest in three equal annual installments, provided that the grantee is employed by the Company on the vesting date.

Historical RSU Grants. The RSUs granted in 2011 and 2010 also vest in three equal annual installments on each anniversary of the grant date, provided that the executive is employed by the Company on the vesting date. With respect to the RSUs granted in 2009, up to one-third of the RSUs are eligible to vest on each of the first three anniversaries of the grant date, provided that the grantee is employed by the Company on the vesting date. However, the number of RSUs in the 2009 grants that actually vest is determined by the executive’s individual performance factor under the Company’s short-term incentive award program for the prior year (e.g., if 300 RSUs are eligible to vest in a given year, a performance factor of 50% for the prior year would result in 150 RSUs vesting and converting to shares of Company common stock). The Compensation Committee may, however, at its discretion, reduce the amount of RSUs scheduled to vest based on its subjective assessment of the individuals’ performance in that year. In 2011, the named executive officers achieved between 69% and 98% of their strategic and operational objectives, and the Compensation Committee did not use its discretion to reduce the vesting amount. Accordingly, between 69% and 98% of the RSUs granted in 2009 eligible to vest in 2012 actually vested and converted to shares.

Grant Policy. Beginning in 2008, the Compensation Committee established a policy to (i) grant stock options and other equity incentives for current employees annually on the second business day following the release of the Company’s fourth quarter earnings for the preceding year, which usually occurs in late February or early March of each year, and (ii) grant stock options and other equity incentives for newly hired individuals on the date of hire. The annual grant of stock options and other equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release.

Employment Agreements and Change-in-Control Severance Policy

Employment Agreements. The Company has entered into employment agreements with Messrs. Freeland and Bair that provide for severance and change in control benefits. As described in greater detail in the Potential

Payments Upon Termination or Change-in-Control section of this Proxy Statement, pursuant to the employment agreements, each of Messrs. Freeland and Bair are entitled to a lump sum cash payment upon the occurrence of a change in control, and severance benefits in the event of the executive’s termination without cause or resignation for good reason. Severance protection plays an important role in attracting, motivating and retaining highly talented executives. In addition, the change-in-control benefits are intended to retain the executives during a time of an actual or threatened change in control and ensure that the executives are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests. In November 2008, the Company amended the employment agreements to provide that if the surviving entity in a change-in-control transaction requests Mr. Freeland and/or Mr. Bair to remain employed by the surviving entity on substantially the same terms, the change-in-control payment will be made on the first anniversary of such change in control, provided that the executive remains employed by the surviving entity during that year (or, if the surviving company requests continuing employment of less than a year, the payment will be made at the end of such period). This amendment provides an additional retention element to the change-in-control benefits provided under the employment agreements.

In order to promote consistency within the Company’s change-in-control arrangements, on April 2, 2009, the Compensation Committee approved an amendment to each of the employment agreements so that the change in control definition provided therein parallels the definition provided in the Change-in-Control Severance Policy described below. This amendment requires the consummation of a qualifying merger or similar transaction, rather than shareholder approval of the transaction, in order to constitute a change in control, and excludes from the definition of change in control any sales of substantially all of the Company’s assets to an entity in which the Company’s shareholders hold at least 50% of the voting securities, rather than 75%, as originally provided in the employment agreements.

Change-in-Control Severance Policy. During 2012, Messrs. Arezone and Morse were covered by the Company’s Change-in-Control Severance Policy, which entitles certain employees to severance benefits in the event their employment with the Company is terminated without cause or for good reason within twelve months following a change in control. The Compensation Committee believes that this “double trigger” provides appropriate protections to officer-level employees and encourages retention in situations that may result in the loss of their jobs. As of Mr. Morse’s separation on January 4, 2013, he is no longer entitled to any benefits under the Change-in-Control Severance Policy. Mr. Buss was also covered by the Change-in-Control Severance Policy until his separation on February 28, 2012, and as of his separation, he is no longer entitled to any benefits under the Change-in-Control Severance Policy.

For more information on Messrs. Freeland’s and Bair’s employment agreements, the Change-in-Control Severance Policy and the severance paid to Mr. Buss in connection with his separation, see “Potential Payments Upon Termination or Change in Control” beginning on page 41 of this Proxy Statement.

Policies Regarding Termination and/or Change-in-Control Benefits Payable to New Hires. It is the Compensation Committee’s intention that it will provide change-in-control protection to newly-hired executives in the form of (i) acceleration of vesting outstanding equity awards, and (ii) severance benefits under the Change-in-Control Severance Policy. The existing change-in-control features of Messrs. Freeland’s and Bair’s employment agreements will not be offered to any such newly-hired executives. The Compensation Committee recognizes, however, that in the context of a change-in-control transaction, certain payments, such as retention bonuses, may be advisable. Accordingly, the Compensation Committee retains the discretion to enter into such arrangements in the event of an actual change-in-control transaction. In addition, the Compensation Committee has determined that it will no longer provide tax reimbursements or gross-ups to newly-hired executive officers. Accordingly, in early 2010, the Compensation Committee adopted an amendment to the Change-in-Control Severance Policy removing the excise tax gross-up for future participants not covered by such policy as of the date of the amendment.

Executive Benefits and Perquisites

The Company provides no perquisites and limits the other personal benefits provided to its named executive officers. The Company does not provide pension arrangements, post-retirement health coverage, or similar benefits for its executives.

The named executive officers participate in the Company’s Vice President and Above Life Insurance Plan and Executive Long-Term and Short-term Disability Plans. Under the Life Insurance Plan, the Company pays all required premiums for life insurance on executive officers, which includes the named executive officers, until the executive officer reaches age 65. The named executive officers will also have a benefit of three (3) times their annual salary up to a maximum benefit of $750,000. After age 65, benefits are reduced as follows:

•	35% reduction after the age of 65; and

•	An additional 25% of the original amount at the age of 70; and

•	An additional 15% of the original amount at the age of 75; and

•	Termination of the benefits after the age of 75.

The Company’s Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of up to 60% of pre-disability income with a maximum benefit of $15,000 per month paid up until the age of 65 or longer (depending on when the participant becomes disabled).

The named executive officers also participate in various health and welfare programs generally available to all employees. Historically, all employees, including named executive officers, who participated in the Company’s 401(k) plan were eligible to receive a 100% match on the first 1% and 50% match on each additional dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the IRS.

Corporate Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company’s CEO and the three other most highly compensated executive officers, other than the CFO. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee considers tax deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as necessary to accomplish other compensation program objectives.

Stock Ownership Guidelines

In February 2008, the Compensation Committee adopted stock ownership guidelines to directly align the interests of executive officers with the interests of the shareholders. Under these guidelines, as updated by the Compensation Committee in 2010, the CEO is required to own stock having a value equal to six times his annual base salary and the other named executive officers are required to own stock having a value equal to two times their annual base salary. The ownership requirement may be satisfied through holdings of equity awards granted by the Company, the values of which are calculated based on the grant date value of the equity awards, and/or shares of common stock purchased by the executive independently, the values of which are calculated based on the closing price of the Company’s common stock on the purchase date. Each executive officer must comply with the minimum ownership requirements within five years after he or she becomes subject to the policy or the executive will be precluded from subsequent sales and transfer of shares and options awarded to the executive under the Company’s equity incentive plans. The Compensation Committee periodically reviews the status of each executive’s equity holdings relative to the Company’s stock ownership guidelines. The Company’s executive officers either are in or are expected to be in compliance with the policy by their required compliance date.

Compensation Clawback Policy

In April 2011, the Compensation Committee adopted a clawback policy with respect to the performance-based compensation awarded to the Company’s executive officers. The clawback policy requires that, in the event of a restatement of the Company’s financial statements that reduces the amount of performance-based compensation an executive officer would have received under the restated results, and if a court determines that an executive officer engaged in fraud or intentional illegal conduct that materially contributed to the need for the restatement, an independent committee of the Board must seek, subject to certain exceptions, to recover from that executive officer the after-tax difference between the performance-based compensation actually awarded to the officer and the amount the officer would have received under the restated financials.

Pursuant to the Dodd-Frank Act, all public companies will be required to adopt a formal recoupment policy relating to incentive compensation impacted by restated financial statements, and the recovery of impacted compensation will not be contingent on any person’s misconduct. The SEC has not yet issued the regulations that will describe the specific requirements for the policy required under the Dodd-Frank Act. We will revise our clawback policy in accordance with the new requirements after final regulations are released.

Insider Trading Policy

In February 2013, the Compensation Committee amended the Company’s Insider Trading Policy to prohibit hedging and limit any pledging by the Company’s directors and executive officers.

Compensation Committee Report

The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for the Company’s other executive officers. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2013 Annual Meeting of Shareholders for filing with the SEC.

Compensation Committee:

Stephen Cole (Chair)

John Caldwell

John Donofrio

Marvin Sambur

Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by the Company’s named executive officers for the years ended December 31, 2012, December 31, 2011, and December 31, 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jay W. Freeland	2012	431,873				436,842	45,644	10,585	924,944
President and Chief Executive Officer	2011	416,154				548,096	189,000	8,437	1,161,687
	2010	400,000				359,498	174,000	2,116	935,614

Keith S. Bair	2012	246,785			41,902	125,760	23,846	8,851	447,144
Senior Vice President and Chief Financial Officer	2011	235,192			129,814	120,147	86,400	8,001	579,555
	2010	215,000			25,005	74,982	76,540	1,802	393,329

David Morse	2012	246,785			102,675	136,932	29,808	10,531	526,731
Senior Vice President, Managing Director, Americas	2011	235,192			41,393	124,200	94,080	8,005	502,870
	2010	215,000			25,807	77,404	79,120	1,802	399,133

Joseph Arezone	2012	150,000			23,488	70,464	—	415,034	658,985
Senior Vice President, Managing Director, Asia Pacific	2011	150,000			25,022	75,087	—	390,849	640,958
	2010	150,000			18,006	54,000	—	328,928	550,934

Siggi Buss(5)	2012	187,847			—	—	—	375,634	563,481
Senior Vice President, Managing Director, Europe	2011	342,306			42,218	126,651	41,828	8,404	561,408
	2010	296,394	25,824	(6)	34,287	102,841	39,201	7,255	505,802

(1)	Salary adjustments, if any, are applied each year in February. Accordingly, the amounts in this column, which represent actual amounts earned in the applicable fiscal year, may differ from the base salary amounts discussed in the Compensation Discussion and Analysis. Mr. Buss was paid in Euros; the amount reflected in this column represents the approximate dollar value of the salary he earned in 2010, 2011 and 2012, converted to US Dollars using the Euro to dollar exchange rate of 1 to 1.29 (which reflects the average exchange rate during 2012), respectively.

(2)	Reflects the grant date fair value of stock and option awards granted in the applicable year, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2012, included in our Form 10-K filed with the SEC on February 27, 2013. The grant date fair value of the restricted stock units was determined by reference to the quoted market price of the underlying shares on the grant date.

(3)	The amounts shown in this column reflect the named executive officer’s annual short-term incentive awards, as described in the Compensation Discussion and Analysis.

(4)	Includes for 2012:

	Short-Term Disability Premiums($)	Long-Term Disability Premiums($)	Life Insurance Premiums($)	401(k) Match($)	Commissions, Housing and Other Allowances($)		Total($)
Mr. Freeland	480	630	1,080	8,395	—		10,585
Mr. Bair	480	522	1,074	6,775	—		8,851
Mr. Morse	480	522	1,074	8,455	—		10,531
Mr. Arezone	480	315	648	5,178	408,413	(a)	415,034
Mr. Buss	—	—	—	—	375,634	(b)	375,634

(a)	Includes $104,792 of housing and other allowances related to Mr. Arezone’s expatriate package as Managing Director of the Asia Pacific Region, which requires him to reside in Singapore and $303,621 in commissions earned based on total sales in the Asia Pacific Region.

(b)	Reflects a severance payment of $372,638 and a car allowance of $2,996 provided to Mr. Buss prior to his separation from the Company.

(5)	Mr. Buss separated from the Company effective February 28, 2012. Under the terms of his severance agreement, he remained an employee until July 31, 2012. He received a severance payment of $372,638 representing 12 months’ base salary and an average of the three prior years’ bonuses.

(6)	Reflects a discretionary bonus granted by the Board in recognition of the successful release of the FARO Focus3D.

Grants of Plan-Based Awards in Fiscal Year 2012

The following table summarizes grants of plan-based awards made to each of the named executive officers during 2012:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Mr. Freeland		—	217,350	—
	3/1/2012					19,355	57.01	436,842
Mr. Bair		—	99,360	—
	3/1/2012				735			41,902
	3/1/2012					5,572	57.01	125,760
Mr. Morse		—	99,360	—
	3/1/2012				1,801			102,675
	3/1/2012					6,067	57.01	136,932
Mr. Arezone		—	—	—
	3/1/2012				412			23,488
	3/1/2012					3,122	57.01	70,464
Mr. Buss		—	—	—
					—			—
						—	—	—

(1)	Reflects potential target payout opportunities under the Company’s short-term incentive award program. The short-term incentive award program does not provide threshold or maximum opportunities. Mr. Buss separated from the Company effective February 28, 2012, and he did not receive a short-term incentive award in 2012. Additional information about the Company’s short-term incentive award program is included in the Compensation Discussion and Analysis.

(2)	Reflects service-based restricted stock units granted under the 2009 Equity Plan, as described in the Compensation Discussion and Analysis.

(3)	Reflects stock options granted under the 2009 Equity Plan, as described in the Compensation Discussion and Analysis.

(4)

Determined pursuant to FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2012, included in our Form 10-K filed with the SEC on February 27, 2013. The grant date fair value of the restricted stock units was determined by reference to the quoted market price of the underlying shares on the grant date.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Freeland	50,000	—		24.35	11/15/2014
	40,000	—		31.06	3/12/2015
	60,000	—		13.04	3/4/2016
	25,826	12,913	(2)	24.30	3/1/2017
	12,893	25,787	(3)	35.90	2/25/2018
	—	19,355	(4)	57.01	3/1/2019

Mr. Bair	—	2,694	(2)	24.30	3/1/2017
	2,826	5,653	(3)	35.90	2/25/2018
	—	5,572	(4)	57.01	3/1/2019
						343	(5)	12,238
						2,411	(6)	86,024
						735	(7)	26,225

Mr. Morse	2,780	2,781	(2)	24.30	3/1/2017
	2,922	5,843	(3)	35.90	2/25/2018
	—	6,067	(4)	57.01	3/1/2019
						354	(5)	12,631
						769	(6)	27,438
						1,801	(7)	64,260

Mr. Arezone	—	1,940	(2)	24.30	3/1/2017
	—	3,533	(3)	35.90	2/25/2018
	—	3,122	(4)	57.01	3/1/2019
						247	(5)	11,362
						465	(6)	21,390
						412	(7)	18,952

Mr. Buss(8)	—	—
						—		—

(1)	Based on the closing price of the Company’s stock of $35.68 on December 31, 2012, the last trading day of the most recently completed fiscal year, as reported on the NASDAQ Global Exchange.

(2)	The stock options vest in three equal annual installments beginning March 1, 2011.

(3)	The stock options vest in three equal annual installments beginning February 25, 2012.

(4)	The stock options vest in three equal annual installments beginning March 1, 2013.

(5)	The RSUs are eligible to vest on March 1, 2013, provided that the executive is employed by the Company on the vesting date.

(6)	The RSUs will vest in equal installments on each of February 25, 2013, and February 25, 2014, provided that the executive is employed by the Company on the vesting date.

(7)	One-third of the RSUs will vest on each of March 1, 2013, March 1, 2014 and March 1, 2015, provided that the executive is employed by the Company on the vesting date.

(8)	In connection with his separation, on February 28, 2012, Mr. Buss forfeited 1,255 RSUs and 9,653 stock options.

Option Exercises and Stock Vested in Fiscal Year 2012

This table summarizes amounts received upon vesting of RSUs for the named executive officers during the year ended December 31, 2012, and the value realized upon exercise of stock options by each named executive officer during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Freeland	40,000	1,065,928	—	—
Mr. Bair	9,428	320,023	2,234	127,974
Mr. Morse	7,168	268,750	1,506	85,058
Mr. Arezone	4,540	121,073	479	27,665
Mr. Buss	45,890	1,242,411	1,466	83,087

(1)	Value realized represents the number of shares underlying the exercised option multiplied by the difference between the fair market value of the shares on the exercise date and the exercise price of the option.

(2)	Reflects RSUs granted in 2009 that vested in 2012 based on the executive’s individual performance factor under the Company’s short-term incentive award program for 2012 and RSUs granted in 2010 and 2011 that vested in 2012 based on the annual installment. Value realized represents the quoted market value of the underlying shares on the 2012 vesting dates multiplied by the number of shares vested. Upon the vesting of the RSUs, 586 shares were withheld from Mr. Bair’s vested RSUs for taxes, 438 shares were withheld from Mr. Morse’s vested RSUs for taxes, and 201 shares were withheld from Mr. Arezone’s vested RSUs for taxes.

Potential Payments Upon Termination or Change in Control

Employment Agreements with Messrs. Freeland and Bair. The Company entered into amended and restated employment agreements with each of Messrs. Freeland and Bair on November 7, 2008. Pursuant to each of these employment agreements, in the event that the executive’s employment with the Company is terminated by the Company without “Cause” or by him for “Good Reason,” the executive shall receive:

•	a lump sum payment of all earned but unpaid compensation through the date of such termination;

•

severance in an amount equal to his base salary plus the average of the annual cash bonus earned by him during the last three completed fiscal years of the Company, payable in installments for one year following such termination in accordance with the Company’s standard payroll practices;

•	accelerated vesting of all of his equity awards; and

•	continued coverage under the Company’s “employee welfare benefit plans” for up to twelve months following such termination.

As defined in these employment agreements, “Cause” means (i) an act of fraud or embezzlement against the Company or acceptance of a bribe or kickback, (ii) the conviction or a plea of no contest of a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (iii) willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or disability), or (iv) willful engagement in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” means (i) a material breach by the Company of its obligations under the employment agreement, which breach is not cured within ten days after written notice, (ii) a reduction in the executive’s base annual salary, (iii) a material reduction in benefits (except consistent with a general reduction of such benefits to executives of the Company as a whole), (iv) an ongoing material and substantial diminution in the executive’s duties not consistent with that of an executive with his position and duties, or (v) relocation of the executive’s principal office to a location more than 25 miles from the Company’s headquarters.

The employment agreements also provide that, upon a change in control of the Company, the executive will be entitled to:

•	accelerated vesting of his outstanding unvested equity awards; and

•

a lump sum payment equal to (i) in the case of Mr. Freeland, 2.99 times his base salary, and (ii) in the case of Mr. Bair, one times his base salary, plus the average of the annual cash bonuses that he earned during the last three completed fiscal years of the Company, plus, if he has not received an annual cash bonus for the fiscal year in which the change in control occurs, a cash payment equal to a prorated portion of the average annual cash bonus earned by him during the last three completed fiscal years of the Company.

Under the terms of the employment agreements, if the surviving entity in a change-in-control transaction requests Mr. Freeland and/or Mr. Bair to remain employed by the surviving entity on substantially the same terms, the change-in-control payment will be made on the first anniversary of such change in control, provided that he remains employed by the surviving entity during that year (or, if the surviving company requests continuing employment of less than a year, the payment will be made at the end of such period).

Messrs. Morse and Arezone. As of December 31, 2012, Messrs. Morse and Arezone were covered by the Change-in-Control Severance Policy adopted by the Company on November 7, 2008. Pursuant to the terms of this policy, if, within twelve months following the occurrence of a change in control, the executive’s employment with the Company is terminated without Cause or the executive resigns for Good Reason, the executive is entitled to receive:

•

a lump sum cash payment equal to the sum of (i) his highest annual rate of base salary during the twelve month period immediately prior to his date of termination, plus (ii) the average of the annual cash bonus earned him during the last three completed fiscal years of the Company;

•

if the executive has not received an annual cash bonus for the fiscal year in which his employment is terminated, a cash payment equal to a prorated portion of the average annual cash bonus earned by him during the last three completed fiscal years of the Company;

•	continuation of group medical and life insurance coverage for the executive (and his eligible dependents) for 12 months following the date of termination; and

•

a gross-up payment to cover any excise taxes imposed under Section 280G of the Internal Revenue Code provided that the executive’s change-of-control payments exceed the excise tax threshold amount of by more than 10%. Otherwise, such payments would be reduced below the threshold.

The tax gross-up payment only applies to those executive officers (Mr. Morse but not Mr. Arezone) who were covered by the Change-in-Control Severance Policy as of April 9, 2010, the date on which the Compensation Committee amended the policy to remove the excise tax gross-up for future participants.

As discussed above, Mr. Buss separated from the Company effective February 28, 2012, and he is no longer entitled to any benefits under the Change-in-Control Severance Policy. In connection with his separation, Mr. Buss received a lump sum severance payment equal to twelve months of his base salary and average three years bonuses ($372,638, converted to US Dollars using the Euro to dollar exchange rate of 1 to 1.29). As discussed above, Mr. Morse also separated from the Company effective January 4, 2013, and received twelve months base salary plus bonus of $278,208 and health insurance. He is no longer entitled to any benefits under the Change-in-Control Severance Policy.

As defined in the Policy, “Cause” means (i) the failure to perform substantially a participant’s duties (excluding any such failure resulting from the participant’s disability), (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company, (iv) obstruction of, or failure to materially cooperate with, an “investigation” (as defined in the Policy), (v) conviction of, or plea of nolo contendere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) commission of an act of fraud or embezzlement against the Company, or (viii) accepting a bribe or kickback. “Good Reason” means (i) an ongoing material diminution in the participant’s duties or responsibilities that is inconsistent in any material and adverse respect with the participant’s position, duties, or responsibilities with the Company immediately prior to the change in control, excluding a change in duties or responsibilities as a result of the Company no longer being a publicly traded entity; (ii) a reduction in the participant’s annual base salary as in effect immediately prior to such change in control; (iii) a material reduction in the participant’s cash bonus opportunities in the aggregate under the Company’s applicable incentive plan, as in effect from immediately prior to such change in control; (iv) relocation of more than fifty (50) miles from the office where the participant is located at the time of the change in control; (v) a material reduction in the benefits (including retirement, Company-paid insurance, sick leave, expense reimbursement and vacation time) in which the participant participated immediately prior to such change in control; or (vi) the failure of an acquiring company to assume the obligations under the Policy.

Payments in Connection with a Termination of Employment. The table below presents estimates of the amounts of compensation that would have been payable to the named executive officers upon their termination of employment without Cause or resignation for Good Reason, or upon their death or disability, as of the end of December 31, 2012. The value in the table below for Mr. Buss reflects his actual severance paid in connection with his separation from the Company effective February 28, 2012.The amounts in the table exclude distributions under our 401(k) retirement plan that are generally available to all salaried employees.

	Termination of Employment without Cause or for Good Reason (in connection with a Change in Control)($)		Termination of Employment without Cause or for Good Reason (not in connection with a Change in Control)($)		Death($)		Disability($)
Mr. Freeland
Cash Payment(s)	1,870,668	(1)	570,915	(2)	750,000	(5)	142,000	(6)
Equity Acceleration(3)	146,950		146,950		146,950		146,950
Health Benefits(4)	21,877		21,877		—		—
Total	2,039,494		739,741		896,950		288,950
Mr. Bair
Cash Payment(s)	683,586	(1)	294,313	(2)	745,200	(5)	126,520	(6)
Equity Acceleration(3)	155,145		155,145		155,145		155,145
Health Benefits(4)	21,504		21,504		—		—
Total	860,236		470,963		900,345		281,665
Mr. Morse(9)
Cash Payment(s)	308,016	(7)	—		745,200	(5)	126,520	(6)
Equity Acceleration(8)	135,976		—		135,976		135,976
Health Benefits(4)	21,526		—		—		—
Total	465,519		—		881,176		262,496
Mr. Arezone
Cash Payment(s)	150,000	(7)	—		450,000	(5)	97,000	(6)
Equity Acceleration(8)	62,182		—		62,182		62,182
Health Benefits(4)	7,231		—		—		—
Total	219,413		—		512,182		159,182
Mr. Buss(10)
Cash Payment(s)	372,638	(7)	—		—		—
Equity Acceleration(8)	—		—		—		—
Health Benefits(4)	—		—		—		—
Total	372,638		—		—		—

(1)	Reflects an amount equal to (i) the executive’s base salary plus the average of the annual cash bonus earned by the executive during the last three completed fiscal years of the Company, payable in installments over 12 months, plus (ii) a lump sum payment equal to (a) in the case of Mr. Freeland, 2.99 times his base salary, and (b) in the case of Mr. Bair, one times his base salary, plus the average of the annual cash bonuses that he earned during the last three completed fiscal years of the Company, plus, if he has not received an annual cash bonus for the fiscal year in which the change in control occurs, a cash payment equal to a prorated portion of the average annual cash bonus earned by him during the last three completed fiscal years of the Company.

(2)	Reflects an amount equal to the executive’s base salary plus the average of the annual cash bonus earned by the executive during the last three completed fiscal years of the Company, payable in installments over 12 months.

(3)	All equity awards granted to Messrs. Freeland and Bair become fully vested and exercisable in the event of their termination of employment or upon the occurrence of a change in control. Amounts reflect the value of unvested stock options and restricted stock units based on the closing price of the Company’s common stock on December 31, 2012, the last trading day of fiscal year 2012 ($35.68).

(4)	Reflects the value of continued coverage to the executive under the Company’s employee welfare benefit plans for 12 months based on 2012 rates for the applicable time period.

(5)	Reflects a payment equal to 3x annual base salary with a maximum of $750,000, pursuant to the terms of the Vice President and Above Life Insurance Plan.

(6)	Reflects a payment equal to one year of benefits, pursuant to the terms of the Executive Long-Term and Short-Term Disability Plan.

(7)	Reflects an amount equal to (i) the executive’s base salary plus the average of the annual cash bonus earned by the executive during the last three completed fiscal years of the Company, payable in a lump sum, plus (ii) if the executive has not received an annual cash bonus for the fiscal year in which the termination occurs, the average of the annual cash bonus earned by the executive during the last three completed fiscal years of the Company.

(8)	All equity awards granted to Messrs. Morse and Arezone become fully vested and exercisable in the event of a change in control pursuant to their equity award agreements. Amounts reflect the value of unvested stock options and restricted stock units based on the closing price of the Company’s common stock on December 31, 2012, the last trading day of fiscal year 2012 ($35.68).

(9)	The amounts reflected for Mr. Morse represent the dollar value of his severance payment.

(10)	The amounts reflected for Mr. Buss represent the approximate dollar value of his benefits, converted to US Dollars using the Euro to dollar exchange rate of 1 to 1.29 (which reflects the average exchange rate during 2012).

Payments in Connection with a Change in Control. The table below presents estimates of the amounts of compensation payable to the named executive officers upon the occurrence of a change in control at the end of December 31, 2012, regardless of whether they incurred a subsequent termination of employment.

Mr. Freeland
Cash (1)(2)	1,299,753
Equity Acceleration(4)	146,950
Total	$1,446,703
Mr. Bair
Cash (2)(3)	372,924
Equity Acceleration(4)	155,145
Total	$528,069
Mr. Morse(5)
Cash	—
Equity Acceleration(4)	135,976
Total	$135,976
Mr. Arezone
Cash	—
Equity Acceleration(4)	62,182
Total	$62,182
Mr. Buss
Cash	—
Equity Acceleration(4)	—
Total	$—

(1)	Reflects a cash payment equal to 2.99 times his base salary, payable in a lump sum.

(2)	Under the terms of the employment agreements, if the surviving entity in a change-in-control transaction requests that Mr. Freeland or Mr. Bair remain employed by the surviving entity on substantially the same terms, his change-in-control payment will be made on the first anniversary of such change in control, provided that he remains employed by the surviving entity during that year (or, if the surviving company requests continuing employment of less than a year, the payment will be made at the end of such period).

(3)	Reflects a cash payment equal to one times Mr. Bair’s base salary, plus the average of the annual cash bonuses that he earned during the last three completed fiscal years of the Company, plus, if he has not received an annual cash bonus for the fiscal year in which the change in control occurs, a cash payment equal to a prorated portion of the average annual cash bonus earned by him during the last three completed fiscal years of the Company, payable in a lump sum.

(4)	All equity awards become fully vested and exercisable in the event of a change in control. Amounts reflect the value of unvested stock options and restricted stock units based on the closing price of the Company’s common stock on December 31, 2012, the last trading day of fiscal year 2012 ($35.68).

(5)	The amounts reflected for Mr. Morse represent the dollar value of his equity acceleration included as part of his severance package.

Risk Assessment of Overall Compensation Program

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to the Company’s employees at all levels, which plans and arrangements were reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate business risks. In conducting this assessment, the Compensation Committee considered, among other things, the performance objectives used in connection with these incentive awards and the features of the Company’s compensation program that are designed to mitigate compensation-related risk. The Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 regarding equity compensation plans under which the Company’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	852,969	(2)	$36.31	(3)	1,019,033	(4)
Equity compensation plans not approved by security holders(5)	—		—		—

Total	852,969		$36.31		1,019,033

(1)	Consists of the 1993 Stock Option Plan, the 1997 Employee Stock Option Plan, the 2004 Equity Plan, the 1997 Non-employee Director Stock Option Plan, and the 2009 Equity Plan.

(2)	The Company had 831,504 options outstanding as of December 31, 2012, all of which are included in column (a). The Company also had 21,465 restricted stock units outstanding as of December 31, 2012, which are included in column (a), and 9,771 shares of restricted stock, which are not included in column (a).

(3)	Calculation of weighted average exercise price of outstanding awards includes stock options but does not include restricted stock units that convert to shares of common stock for no consideration. Weighted average remaining life of stock options is 4.6 years.

(4)	Of such shares, all are available for issuance pursuant to grants of full-value awards. The Company is also authorized under the 2009 Equity Plan to grant any shares underlying awards outstanding under the 2004 Equity Plan as of the effective date of the 2009 Equity Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

(5)	The Company does not maintain any equity compensation plans that have not been approved by the Company’s shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of April 4, 2013 (except as noted in the footnotes below) by each of the Company’s directors and named executive officers, all of the Company’s directors and executive officers as a group, and each person known to the Company to own beneficially more than 5% of the Company’s common stock. The percentage of beneficial ownership is based on 17,091,324 shares of common stock outstanding as of April 4, 2013.

To our knowledge, except as noted in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted in the footnotes below, the address of each beneficial owner is in care of FARO Technologies, Inc., 250 Technology Park, Lake Mary, Florida 32746.

Name of Beneficial Owner	Number of Shares	Percent
Jay W. Freeland(1)	176,016	1.02%
Simon Raab, Ph.D.(2)	164,545	*
John E. Caldwell(3)	20,182	*
John Donofrio(4)	14,808	*
Stephen R. Cole(5)	14,460	*
Keith S. Bair(6)	14,006	*
Marvin R. Sambur, Ph.D.(7)	13,144	*
Lynn Brubaker(8)	9,412	*
Siggi Buss	3,547	*
David Morse(9)	2,922	*
Joseph Arezone(10)	1,637	*
All directors and executive officers as a group (12 persons)(11)	434,679	2.52%
Royce & Associates, LLC(12)	1,491,631	8.73%
BlackRock, Inc.(13)	1,279,096	7.48%
The Vanguard Group, Inc.(14)	1,021,751	5.98%
Ameriprise Financial, Inc.(15)	887,439	5.19%

*	Represents less than one percent of the Company’s outstanding common stock.

(1)	Includes options to purchase (i) 40,000 shares at $31.06 per share, (ii) 60,000 shares at $13.04 per share, (iii) 38,739 shares at $24.30 per share, (iv) 25,786 shares at $35.90 per share, and (v) 6,451 shares at $57.01 per share that are exercisable currently. Does not include options to purchase (i) 12,894 shares at $35.90 per share, (ii) 12,904 shares at $57.01 per share, or (iii) 9,749 shares at $44.28 per share that are not exercisable within 60 days of April 4, 2013.

(2)	Includes 44,315 shares held by Xenon Research, Inc., which is owned by Mr. Raab and his spouse, and 110,000 shares held by a revocable trust of which Mr. Raab is settlor and trustee. Also includes 2,090 shares of restricted stock.

(3)	Includes 1,463 shares of restricted stock.

(4)	Includes 1,463 shares of restricted stock.

(5)	Includes options to purchase 3,000 shares at $21.56 per share that are exercisable currently. Also includes 1,829 shares of restricted stock. Includes 490 shares held by Shanklin Investments in trust for Mr. Cole, who holds such shares in trust from Snow Powder Ridge Limited, a company owned by Mr. Cole, his wife and his children.

(6)

Includes options to purchase (i) 2,694 shares at $24.30 per share, (ii) 5,652 shares at $35.90 per share, and (iii) 1,857 shares at $57.01 per share that are currently exercisable. Does not include options to purchase (i) 2,827 shares at $35.90 per share, (ii) 3,715 shares at $57.01 per share, or (iii) 2,387 shares at $44.28 per share that are not exercisable within 60 days of April 4, 2013. Does not include 1,957 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days of April 4, 2013.

(7)	Includes 1,463 shares of restricted stock.

(8)	Includes 1,463 shares of restricted stock.

(9)	Includes options to purchase 2,022 shares at $57.01 per share that are currently exercisable.

(10)	Includes options to purchase 1,040 shares at $57.01 per share that are currently exercisable. Does not include options to purchase (i) 1,767 shares at $35.90 per share, (ii) 2,082 shares at $57.01 per share, or (iii) 1,515 shares at $44.28 per share that are not exercisable within 60 days of April 4, 2013. Does not include 674 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days of April 4, 2013.

(11)	Includes options to purchase 187,241 shares that are exercisable currently or within 60 days of April 4, 2013. Also includes 9,771 shares of restricted stock.

(12)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on January 8, 2013 by such shareholder. The shareholder’s address is 745 Fifth Avenue, New York, NY 10151. According to the Schedule 13G/A, such shareholder has sole voting and dispositive power with respect to 1,491,631 shares.

(13)

The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. The Schedule 13G/A reports that BlackRock, Inc. has sole voting and dispositive power over 1,279,096 shares.

(14)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 12, 2013 by The Vanguard Group, Inc. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G/A, The Vanguard Group, Inc. has sole voting power with respect to 22,064 shares, sole dispositive power with respect to 1,000,187 shares, and shared dispositive power with respect to 21,564 shares. The Schedule 13G/A reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 21,564 shares as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reports that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 500 shares as a result of its serving as investment manager of Australian investment offerings.

(15)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 13, 2013 jointly by Ameriprise Financial, Inc. and Columbia Management Investment Adviseres, LLC. The address of Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, MN 55474, and the address of Columbia Management Investment Advisers, LLC is 225 Franklin St., Boston, MA 02110. Ameriprise Financial, Inc. is the parent holding company of Columbia Management Investment Advisers, LLC, an investment adviser registered under section 203 of the Investment Advisers Act of 1940. According to the Schedule 13G/A, Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC have shared voting power with respect to 492,450 shares and shared dispositive power with respect to 887,439 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a Statement of Policy and Procedures with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which the Company, including any of its subsidiaries, were, are or will be a participant, in which the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	Any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	Any stockholder beneficially owning in excess of 5% of our outstanding common stock;

•	Any immediate family member of any of the foregoing persons; or

•	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.

Our Board of Directors has charged the Audit Committee with reviewing and approving related person transactions. Prior to the approval of, entry into, or amendment to a related person transaction, our Audit Committee reviews the proposed transaction and considers all relevant facts and circumstances, including:

•	The benefits to the Company from the proposed transaction;

•	The impact of the proposed transaction on the independence of the members of the Board of Directors, if applicable;

•	The availability of unrelated parties to perform similar work for a similar price in a similar timeframe;

•	The terms of the proposed transaction; and

•	The terms available to unrelated third parties or employees generally.

The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders. The Audit Committee may approve a proposed related person transaction if it finds that it has been fully apprised of all significant conflicts that may exist or otherwise may arise on account of the transaction, and it nonetheless believes that we are warranted in entering into the related person transaction, and the Audit Committee has developed an appropriate plan to manage the potential conflicts of interest.

Other than a transaction involving compensation, including the grant of equity awards, that are approved by our Board of Directors or Compensation Committee, we will only consummate or continue a related person transaction if it has been approved or ratified by our Audit Committee in accordance with the guidelines set forth in the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of their security ownership and changes in such ownership with the SEC. Officers, directors and ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the 16(a) forms furnished to us in 2012 and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all of our directors, executive officers and persons who beneficially own more than ten percent of our common stock complied with the Section 16(a) filing requirements during the year ended December 31, 2012, except for the following forms, which were filed late: (i) a Form 4 reporting a forfeiture of restricted stock units to satisfy tax withholding obligations by Keith Bair, Joseph Arezone and David Morse on February 25, 2012 and March 1, 2012 and a grant of restricted stock units and stock options on March 1, 2012; (ii) a Form 4 reporting a grant of stock options to Jay Freeland on March 1, 2012; (iii) a Form 4 reporting a sale of stock by David Morse on March 8, 2012; and (iv) a Form 4 reporting a sale of stock by Lynn Brubaker on April 27, 2012.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

As permitted by SEC rules, multiple shareholders sharing the same address who hold their stock through a bank, broker, or other holder of record may receive a single copy of the Company’s annual report to shareholders and this Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and this Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling the Company at (407) 333-9911 or by sending a written request addressed to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746. In addition, any shareholder who wants to receive separate copies of the proxy statement or the annual report to shareholders in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder.

DEADLINE FOR RECEIPT OF 2014 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINEES

If a shareholder wants to have a proposal formally considered at the 2014 Annual Meeting of Shareholders and included in the Company’s proxy statement for that meeting pursuant to SEC Rule 14a-8, the Company must receive the proposal in writing on or before December 13, 2013 and the proposal must comply with SEC rules; provided, however, that if the date of the Company’s 2014 Annual Meeting of Shareholders is more than 30 days before or after May 23, 2014 (the anniversary date of the 2013 Annual Meeting of Shareholders), the deadline will be a reasonable time before the Company begins to print and send its proxy materials to shareholders.

In addition, if a shareholder wants to make a proposal for consideration at the 2014 Annual Meeting of Shareholders other than pursuant to SEC Rule 14a-8, the shareholder must comply with the advance notice provisions and other requirements set forth in the Company’s bylaws. Under the Company’s bylaws, the Company must receive the proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, in the event that the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after such anniversary date, notice by the shareholder must be received not more than 120 days prior to such annual meeting and not less than the later of 90 days prior to such annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. Assuming that the 2014 Annual Meeting of Shareholders is held on May 22, 2014, the Company must receive the proposal, which must conform to the notice requirements set forth in the Company’s bylaws, between January 23, 2014 and February 22, 2014.

If a shareholder wants to nominate a person for election to the Board of Directors, the shareholder must comply with the advance notice provisions and other requirements set forth in the Company’s bylaws, as described under the heading “Board Meetings and Committees – Governance and Nominating Committee,” beginning on page 13 of this Proxy Statement. Assuming the 2014 Annual Meeting of Shareholders is held on May 22, 2014, the Company must receive the nomination, which must conform to the notice requirements set forth in the Company’s bylaws, between January 23, 2014 and February 22, 2014.

If the Company does not receive a shareholder proposal or director nomination by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2014 Annual Meeting of Shareholders.

2012 ANNUAL REPORT

On February 27, 2013, the Company filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2012. Copies of our 2012 Annual Report on Form 10-K may be obtained without charge by writing to: FARO Technologies, Inc., Attention: Investor Relations, 250 Technology Park, Lake Mary, Florida 32746; by accessing our website at www.faro.com and first clicking “Investor Relations” and then “SEC Filings;” or by accessing the SEC’s EDGAR database at www.sec.gov.

By Order of the Board of Directors

April 12, 2013

☐	¢

FARO TECHNOLOGIES, INC.

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for 2013 Annual Meeting of Shareholders

to be held on May 23, 2013 at 10:00 a.m. Eastern time

at 250 Technology Park, Lake Mary, Florida 32746

The undersigned hereby appoints Jay Freeland and Keith Bair, or either of them (with full power of substitution in each of them), as proxies, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of FARO Technologies, Inc. held of record by the undersigned on April 4, 2013, at the Annual Meeting of Shareholders to be held on May 23, 2013 (the “Annual Meeting”), or any adjournments or postponements thereof. If you wish to attend the Annual Meeting and vote your shares in person, please see “About the Meeting - Who can attend the Annual Meeting?” and “- How do I vote?” in the Proxy Statement.

The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the meeting and acknowledges receipt of notice of the Annual Meeting and the Proxy Statement.

(Continued and to be signed and dated on the reverse side)

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

FARO TECHNOLOGIES, INC.

May 23, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 23, 2013.

The Proxy Statement and a proxy card, along with the Company’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2012 and the Company’s 2012 Annual Report, are available at: www.faro.com/proxyvote.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	20230300000000000000 4			052313

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. The election of two (2) Directors to serve on the Board of Directors:				2. The ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2013	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O John Caldwell O John Donofrio		3. Non-binding resolution to approve the compensation of the Company’s named executive officers	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	FOR ALL EXCEPT (See instructions below)			This proxy when properly executed will be voted as directed by the undersigned shareholder. If no direction is specified, this proxy will be voted “FOR” the nominees listed in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■